                                                                    Exhibit 10.1
                                                                    ------------

Confidential Treatment has been requested with respect to portions of the agreement indicated with an asterisk [*]. A complete copy of this agreement, including the redacted terms, has been separately filed with the Securities and Exchange Commission.

                                                                  EXECUTION COPY

                        License and E-Commerce Agreement

     This License and E-Commerce Agreement (the "Agreement"), is entered into as of July 6, 2001 (the "Effective Date"), by and between The Sports Authority, Inc., a Delaware corporation ("TSA"), The Sports Authority Michigan, Inc., a Michigan corporation ("TSAMI"), and Global Sports Interactive, Inc., a Pennsylvania corporation ("GSI" or "Licensee"), [*]. TSA and TSAMI are sometimes collectively referred to as the "Licensor".

                                    Recitals

     WHEREAS, Licensee is in the business of developing and operating e-commerce sporting goods businesses for specialty retailers, general merchandisers, Internet companies and media companies and providing for those companies Licensee's proprietary technology and product database, Web site design and development capabilities, order processing capabilities, customer service capabilities, fulfillment capabilities, centralized inventory management, and on-line marketing to enable those companies to offer e-commerce to their customers;

     WHEREAS, Licensor and its retailing subsidiaries are in the business of selling Sporting Goods (as hereinafter defined) and other related goods and services through the TSA Stores (as hereinafter defined);

     WHEREAS, through TheSportsAuthority.com, Inc., a subsidiary of Licensee owned in part by TSA (the "Joint Venture"), Licensee operated the TSA.com Site (as defined below) on behalf of Licensor, including offering and selling Sporting Goods, and providing inventory management, Web Site design and development services, hosting, maintenance and operations services and support, order processing, fulfillment and returns services and support, customer service, on-line marketing and other related services and support;

     WHEREAS, Licensor and Licensee recently restructured their relationship to terminate the Joint Venture. Licensee shall continue to provide the services and support necessary to operate the TSA.com Site but shall provide such services and support directly on behalf of Licensor rather than through the Joint Venture;

     WHEREAS, Licensor desires to continue to extend certain of its lines of retail distribution through the TSA.com Site;

     WHEREAS, Licensor has made a substantial investment to establish its trade name, trademarks, service marks, trade dress and goodwill among consumers and suppliers so as to create a retail identity connoting a specific manner in which merchandise is presented and sold through the TSA Stores;

     WHEREAS, both Licensor and Licensee recognize that the protection of Licensor's trade name, trademarks, service marks, trade dress and goodwill, as well as the overall success of the TSA.com Site, depends in part upon consumers perceiving the TSA.com Site to continue to be an extension of the TSA Stores that is as consistent as possible with those stores with respect to merchandise quality, availability, pricing, terms of sale and other aspects of the retail purchasing experience;

     WHEREAS, Licensor and Licensee expect that the TSA.com Site will continue to complement the TSA Stores, enhancing Licensor's competitive position relative to other sellers of the same or similar merchandise by offering to Licensor's customers an on-line shopping experience in addition to Licensor's in-store shopping experience; and

     WHEREAS, Licensor and Licensee desire to have Licensee continue to provide to Licensor a full e-commerce solution that will be, except as otherwise provided herein, the exclusive means by which Licensor will sell Sporting Goods through the Internet (as defined below) during the Term (as defined below) of this Agreement.

     NOW, THEREFORE, in consideration of the promises contained herein, TSA, TSAMI and GSI, intending to be legally bound, agree as follows:

Section 1.  Definitions

Whenever used in this Agreement, the following capitalized terms shall have the following specified meanings:

1.1 "Advertising and Marketing Partner(s) of Licensee" means members of Licensee's affiliate programs, search engines, portals, community sites, content sites, on-line retailers, shopping, regional and industry directories, push sites, and any other Internet sites engaged by Licensee to attract Customers to the TSA.com Site, with whom Licensee contracts for exchanges of advertising and promotional services and/or any form of compensation.

1.2 "Affiliate(s)" means, as to any Person, any other Person that directly or indirectly controls (through one or more intermediaries), is controlled by or is under common control with such Person, but only as long as such control exists. For purposes of this Section "control" means the ownership or control of fifty percent (50%) or more of all of the voting power of the shares (or other securities or rights) in question or the power to direct or cause the direction of management or policies of such Person, whether through voting securities, by contract or otherwise.

1.3 "Business Day" means any day which is not a Saturday, Sunday or official federal holiday in the United States.

1.4 "Confidential Information" means all nonpublic information relating to a Party or its Affiliates that is designated as confidential or that, given the nature of the information or the circumstances surrounding its disclosure, reasonably should be considered as confidential. Confidential Information includes (a) all nonpublic information relating to a Party's or its Affiliates' product plans, designs, product costs, product prices, other costs, allowances, rebates, assortment plans, advertising plans, strategies or buys, marketing plans or strategies, technology, business plans, promotional and marketing activities, finances, strategic business opportunities, personnel, research, development, know-how and other business and financial affairs, (b) all third party information that a Party or its Affiliates is obligated to keep confidential, (c) all information obtained by a Party in connection with any audit conducted hereunder, and (d) all information of the type specifically designated as such in this Agreement. Confidential Information may be contained in tangible materials, such as drawings, data, specifications, reports and computer programs, or may be in the nature of unwritten knowledge. Confidential Information does not include any information that (i) has become publicly available without breach of this Agreement, (ii) can be shown by documentation to have been known to the receiving Party at the time of its receipt from the disclosing Party or its Affiliates, (iii) is received from a third party who did not acquire or disclose such information by a wrongful or tortious act, or (iv) can be shown by documentation to have been independently developed by the receiving Party without reference to any Confidential Information.

1.5 "Customer" means a Person who accesses the TSA.com Site in any manner, whether or not a purchase is made or other Services or Sporting Goods are received from, by or through the TSA.com Site.

1.6 "Customer Information" means any and all identifying information collected or possessed by Licensee and relating to Customers of the TSA.com Site, including information relating to Customers referred by or through the Advertising and Marketing Partners of Licensee to the TSA.com Site. Such data may include names and other identifying information such as addresses, phone numbers and e-mail addresses, credit card numbers and related data, preferences, gift and shipping information, purchase, payment and connection histories, correspondence, inquiries, and the skus and quantities of items purchased by any such persons. "Customer Information" shall not include (i) Financial Information, or (ii) any information obtained by Licensee from Customers independent of the transactions contemplated pursuant to this Agreement or the prior agreements referenced Section 19.12.

1.7 "Databases" means all data structures, data schema, database dictionaries, attributes, validation tests for each element, table sizes and formats, access requirements, data dependencies and other elements involving the management or storage of data on or for the TSA.com Site, and all refinements, updates, releases, improvements and enhancements thereto, all Intellectual Property Rights embedded therein (except those owned by Licensor) and all software applications created specifically for management and use of the GSI Furnished Materials,

Customer Information, Financial Information and Licensed Property, but excluding the Customer Information, Financial Information and Licensed Property per se.

1.8 "Designated URL" means the URL http://www.thesportsauthority.com, or any successor or replacement URL, as mutually designated by the Parties.

1.9 "Financial Information" means all information relating to the financial performance and/or operations of the TSA.com Site which is not specific to a Customer, does not refer to or identify any specific Customer, and cannot be used, alone or in conjunction with other information, to identify any specific Customer.

1.10 "Fiscal Year" means Licensee's fiscal year. Licensee shall give at least ninety (90) days prior notice to Licensor of any change in designation of Licensee's Fiscal Year.

1.11 "GSI Content" means any and all content or information owned or controlled (e.g., by license other than this Agreement, or otherwise) by Licensee or any of its Affiliates, including, text, graphics, photographs, video and audio, together with all Intellectual Property Rights associated therewith, and furnished by Licensee or any of its Affiliates in connection with the TSA.com Site or otherwise in connection with the performance of its obligations under this Agreement. "GSI Content" includes any adaptation, modification, improvement and/or derivative work of any GSI Content that is developed by any Party or jointly by the Parties. "GSI Content" shall not include any Licensed Property or any derivative work of any Licensed Property whether developed by any Party or jointly by the Parties.

1.12 "GSI Furnished Materials" means any and all GSI Content, Databases of GSI and GSI Technology, together with all Intellectual Property Rights associated therewith, that (a) is owned or controlled (e.g. by license other than this Agreement, or otherwise) by Licensee or any of its Affiliates, and (b) is made available by Licensee of any of its Affiliates in connection with the transactions contemplated hereunder. "GSI Furnished Materials" includes any adaptation, modification, improvement and/or derivative work of any GSI Furnished Materials that is developed by any Party or jointly by the Parties. "GSI Furnished Materials" shall not include any Licensed Property or any derivative work of any Licensed Property whether developed by any Party or jointly by the Parties.

1.13 "GSI Partners" means any third party, [*] with which Licensee or any its Affiliates contracts to develop and operate all or a substantial portion of such third party's Web Site for e-commerce businesses in the field of Sporting Goods. By way of example, as of the Effective Date, such GSI Partners include [*]. The specific GSI Partners shall be subject to change from time to time throughout the Term.

1.14 "GSI Technology" means all HTML, Java and other language files (and/or all derivatives thereof), graphics files, animation files, data files, Databases, technology, method, user interface, process, software, functionality, features, scripts and programs, both in object and source code form, and all documentation and all other information and materials relating thereto, together with all Intellectual Property Rights associated therewith, used by or on behalf of Licensee in the design, development, hosting, maintenance and operation of the TSA.com Site or otherwise made available to Licensor hereunder. "GSI Technology" includes any adaptation, modification, improvement and/or derivative work of any GSI Technology that is developed by any Party or jointly by the Parties. "GSI Technology" shall not include any Licensed Property or any derivative work of any Licensed Property, whether developed by any Party or jointly by the Parties.

1.15 "GSI Venture" or "GSI Ventures" means any Person engaged in the sale of goods over the Internet, including (i) Licensee or any of its Affiliates, or
(ii) any Person in which Licensee or any of its Affiliates owns or controls fifty percent (50%) or more of the voting power of the capital stock (or other securities or rights) or the power to direct or cause the direction of management or policies of such Person, whether through voting securities, by contract or otherwise; provided such Person directly or indirectly generates in excess of [*] of its revenues from the sale of Sporting Goods.

1.16 "Intellectual Property Rights" means any and all now or hereafter known tangible and intangible (a) rights associated with works of authorship throughout the universe, including copyrights or works of copyright, moral rights, and mask-works, (b) trademark, trade dress, service mark and trade name rights and similar rights, (c) trade secret rights, (d) patents, designs, algorithms and other industrial property rights, (e) all other intellectual and industrial property rights of every kind and nature throughout the universe and however designated (including domain names, logos, "rental" rights and rights to remuneration), whether arising by operation of law, contract, license, or otherwise, and (f) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any derivative rights in any of the foregoing).

1.17 "Internet" means the global network of interconnected computer networks, each using the Transmission Control Protocol/Internet Protocol and/or such other standard network interconnection protocols as may be adopted from time to time, which is used to transmit content that is directly or indirectly delivered to a computer or other digital electronic device for display to an end-user accessing a URL, whether such content is delivered through on-line browsers, off-line browsers, or through "push" technology, electronic mail, broadband distribution, satellite, wireless or other successor technologies.

1.18 "Land Based Stores Gift Certificates" means gift certificates, pre-programmed gift cards, and other successor forms of gift certificates or cards, bearing the marks THE SPORTS AUTHORITY and/or THE SPORTS AUTHORITY & Design, in fixed denominations, printed and distributed by Licensor and which are redeemable only in the TSA Stores and not through the TSA.com Site.

1.19 "Licensed Property" means the Marks, Names, TSA Content and the Look and Feel, together will all Intellectual Property Rights associated therewith, which Licensor has licensed to Licensee hereunder. "Licensed Property" includes any adaptation, modification, improvement and/or derivative work of any Licensed Property that is developed by any Party or jointly by the

Parties. "Licensed Property" does not include any GSI Furnished Materials or any derivative work of any GSI Furnished Materials, whether developed by any Party or jointly by the Parties.

1.20 "License Guidelines" means the clearance, form, format and use restrictions and instructions set forth in Exhibit A attached hereto.
                              ---------

1.21 "Look and Feel" means, either with respect to the TSA.com Site or the TSA Stores, as the case may be, the appearance, coloring, graphics, fonts, and other look and feel characteristics of the TSA.com Site or TSA Stores, as the case may be, which are unique to the TSA.com Site or TSA Stores, as the case may be, and are generally consistent across all media and applications, and which suggest a common identity for the TSA.com Site or the TSA Stores, as the case may be.

1.22 "Marks" shall mean the mark THE SPORTS AUTHORITY in English in block letters and any equivalent in foreign language characters, certain THE SPORTS AUTHORITY logotypes, and such other trademarks and service marks of Licensor, which are proprietary to Licensor, all as more specifically described in Exhibit
                                                                         -------
B attached hereto and incorporated herein, as Exhibit B may be modified from
-                                             ---------
time to time in writing by Licensor as set forth in Section 2.1(b), together with all associated Intellectual Property Rights, including trademark and service mark applications and registrations therefor.

1.23 "Materials" shall mean exterior and interior signs, billboards, flags, banners, buttons, Web pages or portions of Web pages, frames, links, icons, packaging, labels, print, electronic and broadcast advertising and promotional media, indexes and pages on Websites (whether visible or not to the general public), meta-tags, manuals, brochures, flyers, posters, sales literature, business forms, gift certificates, credit cards, debit cards, membership or consumer loyalty or gift program cards and related materials, stationery, employee uniforms, badges, merchandise bags and boxes, baskets, trolleys and carts, sales receipts and charge slips, tickets and tags, business forms and stationery, and the like, to the extent that such materials bear any of the Marks and to the extent such materials are developed, controlled or authorized by Licensee (or with respect to the Core Marks, by the Advertising and Marketing Partners of Licensee) for use on or in connection with furnishing the Services, Sporting Goods, advertising or promoting the TSA.com Site, or otherwise in the operation of the TSA.com Site.

1.24 "Names" means those Internet domain names registered in the name of either TSAMI or TSA, or both, together with any additions as may be provided to Licensee from time to time in writing by Licensor, or any deletions as mutually agreed upon by the Parties, [*].

1.25 "Net Revenue(s)" means [*].

1.26 "Non-Shopping Features" means such content and information on the TSA.com Site, provided by or through Licensor, that contain or make accessible as part of the TSA.com Site such information as the following: TSA corporate information (e.g., historic background, mission statement, names of officers and directors), store locator, TSA public financial information (e.g., SEC filings, annual reports, etc.), TSA's press releases (but not Licensee's press releases, unless

Licensor has reviewed and approved the same), community programs, employment opportunities in TSA Stores or corporate positions, frequently asked questions (concerning the TSA Stores and not the TSA.com Site), a "contact us" section relating to the TSA Stores, and any other information which serves to inform Customers about the TSA Stores, all as set forth in greater detail in Exhibit D
                                                                      ---------
attached hereto.

1.27 "On-Line Gift Certificates" means gift certificates, pre-programmed cards, and other successor forms of gift certificates or gift cards, bearing the marks THE SPORTS AUTHORITY, THE SPORTS AUTHORITY & Design, THESPORTSAUTHORITY.COM, and/or THESPORTSAUTHORITY.COM & Design, in fixed denominations, printed and distributed by Licensee and which are redeemable only through the TSA.com Site and not through the TSA Stores.

1.28 "Order" means an order to purchase Sporting Goods or Services.

1.29 "Party" means Licensor or Licensee; "Parties" shall mean both of them.

1.30 "Person" means, whether or not capitalized, any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

1.31 "Private Label Merchandise" means any Sporting Goods offered and sold under any trademarks owned by Licensor, whether or not such trademarks have been registered in Licensor's name.

1.32 "Royalties" means the compensation for use of the Licensed Property due and payable from Licensee to Licensor hereunder, as set forth in greater detail in Exhibit E and pursuant to Section 11.2. Royalties shall accrue at the time when
---------
any Order is shipped to a Customer.

1.33 "Services" means those services: (a) offered by Licensee to Customers at or through the TSA.com Site, including, without limitation, retail store services in the field of Sporting Goods, as well as, to the extent Licensee chooses to offer in its sole discretion, Sporting Goods assembly, warranty programs, repair and maintenance, racquet stringing, layaway, customer loyalty and gift card programs, and like services; and (b) those advertising and promotional services furnished by Licensee directly or by or through Advertising and Marketing Partners of Licensee, including, without limitation, services intended to increase Customer traffic and purchases at the TSA.com Site, and services intended to attract Customers to the TSA.com Site from the Advertising and Marketing Partners of Licensee.

1.34 "Sporting Goods" means sports, recreational, athletic and/or fitness-related (i) equipment (e.g., bats, balls, gloves, racquets, clubs, helmets, skis, fishing equipment, exercise equipment, table games, memorabilia and licensed products), (ii) apparel (e.g., jerseys and exercise clothing) and (iii) footwear. "Sporting Goods" shall also include any other specific products that are sold from time to time by Licensor in the TSA Stores.

1.35 "Term" means the period set forth in Section 17.1 of this Agreement.

1.36 "Territory" means throughout the world, excluding Japan and excluding [*].

1.37 "TSA Competitor" means any Person (other than Licensor and each of its Affiliates) which directly or indirectly derives [*] or more of its revenues from the retail or wholesale sale or distribution of Sporting Goods, whether by mail order, home shopping through audio or video programming, over the Internet, or from land-based stores located in the Territory. However, a Sporting Goods manufacturer or distributor that supplies Licensee on a wholesale basis that also happens to operate Sporting Goods retail stores or a business-to-consumer e-commerce Web Site of its own, shall not be considered a TSA Competitor for purposes of this Agreement if the subject manufacturer or distributor derives less than [*] of its revenues from such Sporting Goods retail stores and/or Web Sites.

1.38 "TSA Content" means: (a) all Non-Shopping Features, text, graphics, photographs, video, audio and/or other data or information (excluding Customer Information) owned or controlled by Licensor and furnished by Licensor to Licensee and intended solely for use in connection with the TSA.com Site; (b) Licensor selected print advertisements for the TSA Stores or the goods and services offered by Licensor in the TSA Stores, including run of press and insert advertisements which appear in newspapers and magazines, as well as printed in store signage, point of sale and display signage and information promoting events and the goods and services offered in the TSA Stores; and (c) such information concerning the goods and services offered by Licensor in the TSA Stores in the U.S. as Licensor owns or controls, and which Licensor furnishes to Licensee for use in connection with the TSA.com Site, including information which is related to the sourcing, manufacturing, development, design, fabrication, construction, test procedures, performance features, quality control standards, merchandise specifications, reliability standards, distribution, costs, allowances, pricing, rebates, sizes, colors, decoration, display, margins, vendor economic information, and similar information and know-how necessary to the procurement, merchandising, inventory management and sales of such goods and services in the TSA Stores.

1.39 "TSA Stores" means any land-based retail store operated by TSA or any its Affiliates under the principal name and mark THE SPORTS AUTHORITY and related AUTHORITY marks, and devoted to the sale of Sporting Goods.

1.40 "TSA.com Site" means that Web Site, the primary Home Page for which is identified by the Designated URL (and any successor or replacement Web Site), and any backup or mirror Internet Web site operated by Licensee.

1.41 "URL" means the uniform resource locator of a Web Site.

1.42 "Web" means the Internet client-server hypertext distributed information retrieval system known as the World Wide Web.

1.43 "Web Site" means any point of presence maintained on the Internet. With respect to any Web Site maintained on the World Wide Web, such Web Site includes all HTML pages (or similar unit of information presented in any relevant data protocol) that either (a) are identified by the same second-level domain (such as http://www.thesportsauthority.com) or by the same equivalent level identifier in any relevant address scheme, or (b) contain branding, graphics, navigation or other characteristics such that a user reasonably would conclude that the pages are part of an integrated information or service offering.

Section 2.  Licenses.

2.1  Grant of License by Licensor.

     (a) Grant. Subject to the terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee, for the Term and within the Territory only, a non-transferable, exclusive (as to third parties but not as to Licensor and its Affiliates other than as provided herein) right and license to use the Licensed Property on and in connection with the Services and Materials furnished at or in connection with the TSA.com Site if, and only if, such Services and Materials comply with the quality standards set forth herein, and such other mutually agreed upon standards. Licensor may monitor and control, in accordance with the terms of this Agreement, the nature and quality of the Services and Materials as set forth herein to determine whether such Services and Materials are in compliance with such quality standards, and Licensor may appoint one or more representatives to so monitor and to exercise such control on Licensor's behalf. Such monitoring shall in no way lessen or limit Licensee's obligation to use the Marks, Names and TSA Content only as set forth herein. No other, further or different license is granted or implied and no assignment of any right or interest is made or intended herein. In particular, except as set forth in Section 2.3, no license is granted to sublicense or otherwise permit any third party to use the Licensed Property. Licensee is prohibited from using the Marks, or any name or mark incorporating the word AUTHORITY or otherwise confusingly similar to the Marks, including any abbreviations of the Marks, as part of Licensee's registered corporate or business name in any jurisdiction in the world, or as part of any Internet domain name or subdomain name not otherwise registered in Licensor's name. Except as licensed hereunder, Licensee shall not use or apply to register the Licensed Property or any identical or deceptively or confusingly similar trademarks, service marks, corporate names, domain names, trade names, trade dress, copyrights, industrial models or designs, or any derivations thereof, during the Term and thereafter.

     (b) Changes to Exhibit B. Licensor and Licensee acknowledge that the "Core Marks" as set forth in Exhibit B are: THE SPORTS AUTHORITY,
                       ---------
THESPORTSAUTHORITY.COM, THESPORTSAUTHORITY.COM & Design and THE SPORTS AUTHORITY & Design. Licensor may make changes to Exhibit B from time to time as it sees
                                       ---------
fit to add Marks and to update information in records for existing Marks by delivering an updated version of Exhibit B to Licensee. Licensor may only
                                 ---------
change Exhibit B to delete non-Core Marks (or records for non-Core Marks) by
       ---------
giving 30 days prior written notice to Licensee (stating Licensor's reasons for the proposed deletion(s) in reasonable detail). During such 30-day period, Licensee may object in writing to any proposed deletion of non-Core Marks by Licensor. If, prior to the end of such 30-day period, Licensee does not object in writing to any proposed deletion of Non-Core Marks by Licensor, the proposed deletion may be made and Licensor shall deliver an updated Exhibit B to Licensee. If Licensee objects in
                                  ---------
writing within such 30-day period, Licensee will furnish in reasonable detail the basis for its objection. Licensor may accept the objection and forego the deletion(s), but if not, Licensor and Licensee will negotiate in good faith and use commercially reasonable efforts to achieve a mutually acceptable resolution. Notwithstanding the foregoing, if, with Licensor's prior knowledge, Licensee has made a substantial and material investment in a non-Core Mark which Licensor proposes to delete, and the reason for the proposed deletion is not a binding court order, judgment or other injunction prohibiting Licensor's or Licensee's continued use of the subject Mark, the Parties shall strive to preserve Licensee's continued right to use the non-Core Mark and to retain the non-Core Mark as part of Exhibit B.
                ---------

     (c) Duty to Exploit License. Licensee shall use commercially reasonable efforts appropriate to an experienced e-commerce retailer, during the Term: (i) to furnish the TSA.com site throughout the Territory, and (ii) in the United States, Canada and such other countries within the Territory which Licensor, directly or indirectly through a third party, maintains TSA Stores (A) to advertise, promote, sell and furnish the TSA.com Site and the Services and Sporting Goods offered and sold through the TSA.com Site, and (B) to exploit the rights granted herein in connection with the TSA.com Site, generally consistent with the exploitation by Licensor in connection with the TSA Stores.

2.2  Marking, Samples, Inspection, Quality Control

     (a) Marking Materials; Ownership. Licensee shall comply with the License Guidelines set forth in Exhibit A. Licensor reserves the right to change the
                        ---------
provisions of Exhibit A in order to protect and enhance the Licensed Property,
              ---------
or Licensor's interests in the Licensed Property, provided that such changes:
(a) may be imposed without Licensee's consent if such changes are necessary to preserve consistency with Licensor's own use of the Licensed Property; or (b) subject to the consent of Licensee, which shall not be unreasonably withheld, in any other case. Licensee shall have a reasonable period, but no more than ninety (90) days, to fully implement such changes.

     (b) Submission of Samples of Materials; Approval Process. Upon the reasonable request of Licensor, and prior to producing, publishing or distributing any proposed Materials for the first time which bear any Mark which has been altered by Licensee from the original form of such Mark as supplied by Licensor, Licensee shall furnish at Licensee's expense samples of such Materials, including the trademark, copyright and disclaimer notices thereon and any other labels, tags or markings. Further, Licensor shall have the right to reasonably inspect the TSA.com Site, including all underlying code and data structures (solely for purposes of protecting its interests in the Licensed Property and to ensure Licensee's compliance with the terms hereof), to review upon request all Materials being furnished by Licensee to any of its Advertising and Marketing Partners, and to know the identity and applicable URLs of such Advertising and Marketing Partners of Licensee. Licensor shall review in a timely manner all such samples, requests and uses which contain any altered Mark and use commercially reasonable efforts to communicate in writing its approval or disapproval as soon as practicable after receiving any request for the same from Licensee or after reviewing such samples or uses. Failure to communicate approval within five (5) Business Days of receipt of such a specific request from Licensee shall be deemed disapproval. Licensee shall amend to the satisfaction of Licensor any sample of Materials containing any proposed alterations of the Marks as may be directed by Licensor. A further sample shall be provided to Licensor for its prior review and written approval if any subsequent changes are made in approved Materials or in the Marks.

     (c) Quality Control. As of the Effective Date, Licensor is familiar and satisfied with the current standards of quality of the Services, Materials and Sporting Goods of Licensee, of the uses of the Licensed Property by Licensee and the Advertising or Marketing Partner of Licensee, and by Licensee's efforts to maintain such standards and control such uses. Licensee agrees that the Services, Materials and Sporting Goods shall meet or exceed such current standards. Licensee shall not offer or furnish any Services, Materials or Sporting Goods, or, subject to Section 2.3, knowingly permit any uses of the Licensed Property by any Advertising or Marketing Partner of Licensee, if Licensor reasonably deems that any such Services, Materials or Sporting Goods, or any uses of the Licensed Property by any Advertising or Marketing Partner of Licensee, are not of a nature or quality that complies with the quality standards and License Guidelines in accordance with this Agreement.

     (d) Inspections, Testing. To ensure compliance with the quality standards set forth in this Agreement relating to the Licensed Property, Licensor, at its expense, directly or through representatives reasonably acceptable to Licensee, may inspect and test Sporting Goods (that is, those Sporting Goods not otherwise sold by Licensor in the TSA Stores) and Materials from time to time. Licensee shall reasonably cooperate and aid Licensor in making such inspections and tests.

     (e) Delegation. Without limiting or waiving Licensor's rights in any manner, Licensor delegates in part to Licensee the continuing duty to exercise quality control regarding the nature and quality of the Services, Materials and Sporting Goods and the nature and quality of Licensee's (and the Advertising and Marketing Partners of Licensee's) uses of the Licensed Property. Licensee shall use commercially reasonable efforts to fulfill such delegated duties. Licensor may recommend and Licensee shall use commercially reasonable efforts to adopt and comply with any reasonable procedures, tests, surveys or the like to fulfill this delegation. Licensor may reasonably request reports, documentation, evidence or other proof of Licensee's performance under this provision and Licensee shall promptly furnish the same to Licensor.

2.3  Sublicense Template.  Subject to the terms of this Agreement and Sections
(a) through (g) below, and provided that Licensee strictly complies with the requirements set forth in this Section 2.3, Licensee may grant temporary, non-exclusive, non-transferable sublicenses to use the Core Marks to those Advertising and Marketing Partners of Licensee approved by Licensor to the extent required under Exhibit F attached hereto:
                      ---------

     (a) All agreements containing sublicenses must be dated, in writing and executed by Licensee and the subject Advertising and Marketing Partner of Licensee;

     (b) The rights granted within any such agreements must be restricted to use of the Core Marks solely to advertise and promote the TSA.com Site, on a temporary, non-exclusive, non-transferable basis, during the Term and within the Territory only (provided that the fact that a Web Site of an Advertising and Marketing Partner of Licensee may be accessible by users in countries outside the Territory does not, in itself, preclude such sublicense or violate this Agreement subject to the prohibitions herein concerning shipment or delivery of Sporting Goods to Customers in such countries);

     (c) All sublicense provisions or agreements must expressly identify Licensor as the owner of the Core Marks, and provide that all goodwill associated with use of the Core Marks shall inure to Licensor;

     (d) All sublicensees must agree to use the Core Marks only as instructed by Licensee and only in the formats provided by Licensee (without alteration);

     (e) All sublicenses must provide that if any sublicensee is misusing the Core Marks, or if such sublicensee is using the Core Marks in violation of the usage guidelines in this Agreement, upon notice from Licensee, the subject sublicensee shall either immediately correct such misuse or defect, or immediately cease using the Core Marks;

     (f) The Parties shall work together in good faith to develop efficient methods of tracking, reporting, documenting and auditing all such sublicenses and sublicensees. Upon the reasonable request of Licensor, Licensee shall furnish full and accurate copies of all agreements containing sublicenses to the extent such agreements concern the TSA.com Site and/or Licensor, and furnish samples of any uses of the Core Marks by any Advertising and Marketing Partner
of Licensee.   Licensee's duty to furnish such agreements shall be subject to any confidentiality provisions contained therein, provided that Licensee shall use commercially reasonable efforts to (i) avoid such provisions as they relate to Licensor when negotiating any such agreements, and, (ii) after the fact, to secure a suitable waiver if necessary from any such sublicensee to disclose all or as much of the subject agreement to Licensor as required hereunder; and

     (g) If Licensee becomes aware of, or is notified in writing by Licensor, that a given sublicensee has breached the above provisions, other provisions of this Agreement, or the provisions of any sublicense, the subject sublicensee's breach shall not be deemed a breach of this Agreement by Licensee until (i) Licensee has been afforded a reasonable amount of time, not to exceed thirty
(30) days from receipt of such notice, to remedy the sublicensee's breach, and
(ii) Licensee fails to remedy such sublicensee's breach or fails to terminate such sublicensee's use giving rise to such breach within such time.

2.4 Coining New Trademarks or Service Marks. Licensee acknowledges that Licensor's retail identity focuses in principal part upon use of a family of marks incorporating and featuring the word "Authority," many of which are listed in Exhibit B, attached. However, Licensor also owns and uses other marks
   ---------
outside of its family of Authority marks, as detailed in part in Exhibit B.
                                                                 ---------
Licensee shall not coin, adopt, use or attempt to register on or in connection with the TSA.com Site any new trademark or service mark featuring the word Authority, or otherwise similar to any of Licensor's Marks as detailed in Exhibit B, without the prior
                                                  ---------
review, clearance and approval of Licensor, which may be withheld by Licensor as it sees fit. Once a given new mark has been approved by Licensor, Licensee shall furnish all reasonably necessary assistance to Licensor to register and maintain such mark in Licensor's name, at Licensor's expense. Licensor shall update Exhibit B from time to time to reflect such newly coined and adopted marks.
---------

2.5  License Exclusions. Licensee agrees and acknowledges that:

     (a) Reservation of Rights. Notwithstanding Section 2.1, but subject to the other provisions of this Agreement (including Sections 9, 10 and 16), Licensor reserves to itself, its Affiliates, and their respective agents, distributors, representatives licensees, franchisees, customers, successors and assigns (now or hereafter existing), all rights to use (and the right to license or otherwise authorize others to use) the Licensed Property for any and all purposes including the right to use and exploit the Licensed Property throughout the world, including in the Territory (i) to manufacture, source, market, sell, furnish, advertise and promote and deliver goods and services offered at or through the TSA Stores; (ii) to print, source, market, sell, furnish, advertise and promote TSA Land Based Stores Gift Certificates, directly or indirectly through any third party, whether from TSA Stores, by mail order, over the Internet, an intranet or extranet (except from an Internet site owned or operated by Licensor directed at consumers, as opposed to Licensor's employees or other businesses), or otherwise; (iii) to create, develop, operate or maintain any Web Site exclusively devoted to the provision of information or to employee training and the sale of Sporting Goods and Services to employees of Licensor, but which shall not, in either case, offer for sale any Sporting Goods or services (other than for purchases by employees at a discount for their own benefit) or link to any Web Site selling Sporting Goods or services other than the TSA.com Site and (iv) to manufacture, source, market, sell, furnish, advertise and promote goods and services offered by means of home shopping audio or video programs or successor technologies (not on the Internet).

     (b) Private Label Merchandise. Nothing contained herein will prevent or restrict Licensor or any of its Affiliates, or any third parties licensed by Licensor, from sourcing, manufacturing, marketing, advertising or selling Private Label Merchandise other than, directly or indirectly, through the Internet. Conversely, Licensee shall not source or manufacture Private Label Merchandise, and may only offer, advertise and sell Private Label Merchandise on the TSA.com Site that has been purchased from Licensor, as if Licensor were Licensee's vendor. Licensee may only purchase Private Label Merchandise directly from a vendor other than Licensor with Licensor's prior written approval.

     (c) Prohibited Use of TSA Content. Nothing contained herein shall permit Licensee (or any of its Affiliates) to use or authorize others to use the TSA Content in any manner on or in connection with any site of any TSA Competitor. Licensee will segregate and take all necessary measures to prevent the TSA Content, which is in the possession and control of Licensee, from being commingled with the content of any TSA Competitor. The foregoing limitation shall not be deemed to restrict Licensee from using content of any merchandise vendor on the TSA.Com Site in connection with the sale of such vendor's products through the TSA.Com Site. Such TSA

Content as would be deemed "Confidential Information" as defined herein shall be governed by Section 19.3.

     (d) No Use of HEAD and Other Licensed Marks. Nothing contained herein shall authorize or permit Licensee (or any of its Affiliates) to source or manufacture goods bearing the trademark HEAD or other marks like the HEAD marks that are licensed by a third party to Licensor for use solely in connection with the TSA Stores.

     (e) Licensor's Other Authorized Users. Licensor has entered into, and may renew or continue to enter into, certain license agreements, sponsorship agreements, settlement agreements and other agreements regarding use of the Marks by others that do not, and will not, abridge Licensee's rights hereunder or otherwise conflict with this Agreement.

     (f) No Embarrassment. Neither Licensee nor any of its Affiliates, and subject to Section 2.3(g), none of the Advertising and Marketing Partners of Licensee will: (i) offer or sell Sporting Goods or render Services, or otherwise advertise or promote the TSA.com Site, in any way associated with, or reasonably determined by Licensor, to be associated with any illegal, vulgar, obscene, or offensive activities, nor cause material embarrassment to be suffered by Licensor by reason of acts or omissions which are illegal, vulgar, obscene, or offensive; (ii) disparage Licensor or any of its Affiliates, or their products or services; (iii) portray Licensor or any of its Affiliates, or their products or services, in a false, competitively adverse or poor light; or (iv) knowingly take any action that materially and adversely diminishes the value of the Licensed Property. Additionally, Licensee will require each of the Advertising and Marketing Partners of Licensee to agree to restrictions with respect to the TSA.com Site substantially similar to the restrictions set forth in this subsection (f).

     (g) No Other Uses. Licensee shall not use the Licensed Property for any purpose other than the creation, development, operation, maintenance, advertising and promotion of the TSA.com Site as specifically provided for herein.

     (h) No Exports to Outside the Territory. While the TSA.com Site may be accessible by Persons outside the Territory (and such accessibility will not, by itself, be considered a breach of this Agreement), Licensee will not ship to addresses outside the Territory and will not knowingly sell Sporting Goods to any Person which it knows or has reason to believe intends to export such Sporting Goods to countries outside the Territory.

     (i) No Co-Branding. Licensee shall not "co-brand" the TSA.com Site, or use the Marks adjacent to other trademarks or service marks on the TSA.com Site or on the site of any Advertising and Promotion Partner of Licensee in a manner which, in comparison to any nearby marks of others, places less emphasis or imposes smaller dimensions upon the Marks. Notwithstanding the foregoing, Licensor acknowledges and agrees that as part of certain advertising and marketing arrangements entered into with Advertising and Marketing Partners of Licensee hereunder, (a) the TSA.com Site may be "framed" by certain of the Advertising and Marketing Partners of Licensee which frame will include trademarks or service marks of such Advertising and Marketing Partners of Licensee, and (b) certain Web Sites of the Advertising and Marketing Partners of Licensee may include logos, marks, trade names, trade marks, offers, and related material of third parties, in either case which are larger than the Marks or place more emphasis on such other logos, marks, trade names, trade marks, offers, and related material over the Marks.

     (j) Prohibition Of Gambling Activities. At no time shall Licensee: (i) publicize, advertise, promote or otherwise make available on the TSA.com Site any information about touting, gambling or lotteries (other than legal sweepstakes sponsored by or in conjunction with the TSA.com Site); or (ii) authorize or provide any links from the TSA.com Site to any third party site that contiguously publicizes, advertises, promotes or provides any information about touting, gambling or lotteries (other than scores and game lines for sporting events or legal sweepstakes).

2.6  Protection of Licensed Property.

     (a) Licensee shall use commercially reasonable efforts to inform Licensor promptly of any possible infringement, or of any passing off or unfair competition affecting any of the Licensed Property that comes to the attention of Licensee's management. Further, Licensee agrees to fully cooperate and assist Licensor as is reasonably necessary and at Licensor's expense, in the protection and defense of any of Licensor's rights in the Licensed Property, in the filing and prosecution of any trademark, trade dress, service mark, trade name, copyright, domain name, industrial model or design application, registration, renewal and the like, in the recording of this Agreement or any other relevant agreements, including registered user agreements, and in the doing of any other act with respect to the Licensed Property, including the prevention of the use thereof by any unauthorized person.

     (b) Licensor deems the Licensed Property to be extremely valuable. Licensor shall have the sole right to determine whether or not any action shall be taken on account of any infringement, passing off or unfair competition activities or other enforcement of Licensor's rights in the Licensed Property. If Licensor so desires it may prosecute any actions, claims, lawsuits or proceedings in its own name or join Licensee as a party thereto, all at Licensor's expense. Licensor shall be entitled to recover any and all sums of money awarded and materials delivered up as a result of such actions, claims, lawsuits or proceedings.

     (c) Licensee shall not, and shall not be required, to institute any lawsuit or take any action against any third party on account of any actual or alleged infringement, passing off or unfair competition relating to the Licensed Property, and Licensee shall not have any right or claim against Licensor for Licensor's failure to enforce its rights in the Licensed Property or failure to prosecute any actual or alleged infringement, passing off or unfair competition by others in relation to the Licensed Property. Notwithstanding the foregoing, if, after Licensor is advised and has a reasonable opportunity to investigate and attempt to resolve an instance of actual or alleged infringement, passing off or unfair competition, yet Licensor determines not to institute any lawsuit or take any further action or because, in Licensor's reasonable opinion, the same are unwarranted or of no avail, Licensee may institute a lawsuit or take any action, solely in its own name, to remedy the actual or alleged infringement, passing off or unfair competition.

As a prerequisite to instituting such a lawsuit and taking any such actions, Licensee shall deliver to Licensor a duly executed guarantee from Global Sports providing that Global Sports agrees to and shall pay any and all costs, expenses and damages, including attorneys' fees, expert fees and all court costs incurred by Licensee and by Licensor (including Licensor's internal costs) in the matter. Licensee agrees to keep Licensor fully informed regarding all such lawsuits and actions, and to obtain Licensor's prior written approval of any proposed settlement that affects the Licensed Property or Licensor's interest in the Licensed Property. Licensee shall apply any costs, fees, damages or other sums recovered in any such action or lawsuit to reimburse the amounts Licensee or Global has expended in the action or lawsuit. Once Licensee or Global has been fully reimbursed, the balance shall be delivered as determined by the court.

Section 3.  Creation and Operation of the TSA.com Site

3.1 Design and Development. Licensee, at its own expense, will continue to design and develop the TSA.com Site in accordance with this Agreement. Except for the Licensed Property, Non-Shopping Features and TSA Content to be provided by Licensor hereunder, Licensee shall provide all content, creative, design, programming and related services necessary to the design, development, operation and updating of the TSA.com Site, including incorporating the functionality and features provided for herein. Licensee shall update the content, offers, promotions and Look and Feel characteristics of the TSA.com Site as is reasonably necessary for the Site to compare favorably with [*]. The TSA.com Site will continue to contain at a minimum the functionality and features currently existing on the TSA.com Site and as set forth on Exhibit G attached
                                                           ---------
hereto and such other functionality and features as may be agreed upon by the Parties. The TSA.com Site will be comprised of a series of templates developed by Licensee that will define the format and layout of a page on the TSA.com Site and establish the placement and size of content type blocks (e.g. text, graphics, promotions, advertising, navigation bar and images). Such templates shall be developed to correspond closely with the merchandise category and department structure in the TSA Stores. The Look and Feel characteristics of the TSA.com Site will continue to be consistent with the TSA Stores and the Marks, or as otherwise mutually upon by the Parties. Licensor will provide Licensee with the Non-Shopping Features information, TSA Content and Licensed Property necessary for the operation of the TSA.com Site and provision of the Services in connection therewith. Licensor will provide such Non-Shopping Features information, TSA Content and Licensed Property in such format as may be agreed upon by the Parties. In the event of a change in the Marks of Licensor, Licensee agrees that it shall update the TSA.com Site in a timely manner after Licensor provides Licensee with such updated Marks. Notwithstanding anything herein to the contrary, it shall be Licensee's sole responsibility to produce and maintain all camera-ready product information and images for use on the TSA.com Site. For purposes of this Agreement, such product information and images shall be deemed GSI Content. Notwithstanding the foregoing, Licensee shall, after giving reasonable advance notice, be permitted to reasonably use merchandise in the TSA Stores to prepare product images, so long as such use (i) is during normal business hours or other mutually agreed upon times, (ii) does not disrupt customers' ability to purchase merchandise in such TSA Stores, and
(iii) does not damage such merchandise.

3.2  Web Site [*].

3.3 Hosting, Maintenance and Operations of TSA.com Site. Licensee, at its own expense, will host, maintain and operate the TSA.com Site in accordance with this Agreement. Licensee will furnish a data center and all other "back-end" operations in order to fulfill its obligations hereunder. Licensee will be responsible for hosting, or arranging for the hosting by a reputable third-party hosting company, the TSA.com Site. Licensee agrees that, during the Term, it will comply with [*]. The data center, equipment and software used by Licensee to host and operate the TSA.com Site, and the security and monitoring provided by Licensee with respect to the TSA.com Site and the data center, equipment and software used by Licensee to host and operate the TSA.com Site, will be equal or better in quality to that currently used or provided for the TSA.com Site; provided, however, that the communications link to the public Internet for the TSA.com Site shall compare favorably [*]. The TSA.com Site will be operated at the Designated URL. At all times during the Term, Licensor will cause the Names to be registered with Network Solutions Inc. (or other reputable registrars) in such a way that the Names point to the domain name servers designated by Licensee. Licensor will provide the information set forth on Exhibit "K" attached hereto with respect to security for and registration of the URLs for the TSA.com Site.

3.4 Non-Shopping Features.

     (a) Licensee will program, upload, display and maintain the Non-Shopping Features at its own expense, and shall promptly update all related aspects of the TSA.com Site, as requested from time to time by Licensor. Notwithstanding the foregoing, if and when Licensee provides access or technology to Licensor that enables Licensor to control and update any Non-Shopping Features directly, the updating burden as to the subject Non-Shopping Features shall shift to Licensor.

     (b) Upon request from Licensor, Licensee shall place a notice of copyright ownership on each page of the TSA.com Site that displays Non-Shopping Features in accordance with the License Guidelines. Further, Licensee shall cooperate fully with Licensor at Licensor's expense in connection with Licensor's obtaining appropriate copyright protection in the name of Licensor for any page containing Non-Shopping Features.

Section 4.  Merchandising the TSA.com Site.

4.1 General. Subject to the terms of this Agreement, (i) Licensee may continue to offer for sale on the TSA.com Site any and all types of Sporting Goods and Services offered in the TSA Stores, and (ii) to the extent reasonably practicable, Licensee will continue to offer for sale on the TSA.com Site as broad of a selection of Sporting Goods and Services as Licensor offers in the TSA Stores; provided, however, that (A) Licensee will not be required to offer for sale on the TSA.com Site any Sporting Goods or Services that Licensee is prohibited from offering for sale on the TSA.com Site by the manufacturer, licensor or licensee of such products, and (B) Licensee may continue to offer for sale on the TSA.com Site Sporting Goods and Services not offered for sale in the TSA Stores. Licensee shall merchandise the TSA.com Site so that (a) it appears to Customers that Sporting Goods and Services available on the TSA.com Site (i) are organized into categories and departments closely corresponding to the categories and departments found in Licensor's TSA Stores, and (ii) the assortment and selection of such Sporting Goods and Services is similar to that found in the TSA Stores and is no less broad in scope in comparison to that found on the Web Sites of the GSI Ventures or GSI Partners; and (b) for those Sporting Goods or Services offered by Licensee by or through the TSA.com Site and by Licensor in the TSA Stores, [*]. The Parties will cooperate in good faith with each other and will use commercially reasonable efforts to obtain all consents required to permit the offer and sale of prohibited Sporting Goods or Services through the TSA.com Site.

4.2 Cooperation. Although Licensee shall be primarily responsible for selecting, ordering and displaying Sporting Goods and Services for the TSA.com Site, the Parties will continue to coordinate the merchandising of the TSA.com Site. Each Party will, if the other Party so requests, use commercially reasonable efforts to assist the other Party in obtaining the best prices from vendors for Sporting Goods or Services desired to be acquired by such other Party and/or overcoming any vendor's or other applicable third party's reluctance to sell to the other Party.

4.3 Merchandising Plans. Licensor shall share its merchandise assortment plans, pricing and advertising plans with Licensee in a timely manner, in advance, as is reasonably necessary for Licensee to merchandise the TSA.com Site as described herein. Such merchandise assortment plans, pricing and advertising plans are and shall be treated as Confidential Information of Licensor. Upon request, Licensor shall use commercially reasonable efforts to work with Licensee and/or vendors so that Licensee is able to purchase and maintain adequate inventories of Sporting Goods featured in Licensor's advertising inserts in order to support the demand for such Sporting Goods through the TSA.com Site.

4.4 Sales or Transfers of Sporting Goods from Licensor to Licensee. Upon request from Licensee, or as offered from time to time by Licensor, Licensee may agree to buy and Licensor may agree to sell, certain name brand and Private Label Merchandise owned by Licensor (including merchandise ordered but not yet received by Licensor). Licensee shall pay all of Licensor's invoices for any shipments of Sporting Goods or Private Label Merchandise (including freight) within 30 days of receipt of such invoices. Licensee agrees that any Private Label Merchandise purchased by Licensee shall be offered and sold only on the TSA.com Site, except as provided in Section 17.7(e). All other terms of such purchases shall be as mutually agreed upon by the Parties.

4.5 Restrictions and Exceptions. Notwithstanding anything contained herein to the contrary, Licensee will not offer, sell, advertise or promote on the TSA.com Site, or display any links to any Web page that offers, sells, advertises or promotes, either directly or indirectly, any of the following: (i) any firearm, ammunition, explosive, explosive material, or weapon or any related items, equipment and accessories which are subject to licensing, permitting and or other governmental restrictions on sales, distribution and/or exports of the same; (ii) any Sporting Goods which Licensee knows or is informed by Licensor is counterfeit, or the offer or sale of which Licensee knows or is informed by Licensor infringes the valid Intellectual Property Rights of third parties;
(iii) any Sporting Goods or Service that the sellers of which are charged with in-person verification of identity or age or other qualification to own or purchase such merchandise;

(iv) any Sporting Goods that is subject to any export prohibition from the U.S., or which are barred or otherwise prohibited from use in any export destination country outside the U.S, unless such merchandise is only sold and delivered to a customer within the United States; (v) subject to the last sentence of this
Section 4.5, any Sporting Goods or Service that is illegal, vulgar, obscene, or offense; (vi) any Sporting Goods or Service that Licensee knows or is informed by Licensor would, which if offered or sold on the TSA.com Site, violate a prohibition against the same imposed by the subject vendor upon Licensor, including, without limitation, any provision restricting distribution to the territories served by Licensor's TSA Stores; and (vii) subject to the last sentence of this Section 4.5, any Sporting Goods which Licensor requests in writing be removed from the TSA.com Site for legitimate business purposes set forth in Licensor's notice to Licensee, which if not removed, would have a materially adverse impact on Licensor. Such notice shall specify in reasonable detail the Sporting Goods item or items that Licensor desires Licensee to remove from the TSA.com Site and the reasons for its objection to the sale of the same. The Parties will in good faith attempt to resolve any disagreement they may have concerning the removal of such products from the TSA.com Site pursuant to (v) and (vii) above; provided, however, if, notwithstanding the use of good faith, the Parties are unable to agree as to whether a particular product can be offered on the TSA.com Site, the following resolution shall govern: (i) if the disputed product is a type of product then offered for sale in the TSA Stores, then Licensee may continue to offer such product on the TSA.com Site, and (ii) if the disputed product is not a type of product then offered for sale in the TSA Stores, then Licensee shall remove such product from the TSA.com Site.

4.6 No Diversion. Licensee shall not knowingly divert or permit diversion of any Order made by, for, through or in the name of the TSA.com Site so that it results instead in a sale on the Web Site or other outlet of any GSI Partner, GSI Venture or any third party.

4.7 Land Based Stores Gift Certificates. In the event that Licensor is willing to provide Land Based Stores Gift Certificates to Licensee on a consignment basis, then Licensee shall sell Land Based Stores Gift Certificates through the TSA.com Site in accordance with this Section 4.8, provided that such sales by Licensee do not subject it to nexus with any state for sales tax purposes. Subject to the foregoing, Licensor will furnish Land Based Stores Gift Certificates to Licensee on consignment in quantities and denominations as reasonably requested by Licensee. Licensee will remit to Licensor [*] of all proceeds received from the sale of Land Based Stores Gift Certificates, the balance being retained by Licensee as its fee and to cover all costs, including credit card fees. By the [*] day of each [*], Licensee shall report and make full payments to Licensor for all sales of Land Based Stores Gift Certificates made during the previous month, and provide all reasonable cooperation to Licensor to permit the latter to fulfill its escheat duties.

4.8 On-Line Gift Certificates. Unless otherwise agreed to in writing by Licensor, in no event shall Licensee authorize, create, offer, advertise, market or sell any form of gift certificate, gift card, rebate, voucher or the like (other than Land Based Stores Gift Certificates as set forth above) that is intended to be redeemed at the TSA Stores. However, subject to the License Guidelines, Licensee may develop, publish and offer for sale On-Line Gift Certificates on the TSA.com Site. Licensee shall clearly and conspicuously state in connection with any offer to sell such On-Line Gift Certificates, and state on the On-Line Gift Certificates themselves, that On-Line Gift Certificates are redeemable only on the TSA.com Site and not at TSA Stores, unless otherwise agreed to in writing by Licensor. Licensee shall bear all escheat duties with respect to On-Line Gift Certificates.

4.9 Tax Obligations. For all Sporting Goods and Services sold by or through the TSA.com Site, as between Licensor and Licensee, Licensee shall be responsible for the computation, notification, withholding, payment, and reporting of all applicable taxes of any kind that may be imposed on Licensee in connection with Licensee's activities, assets or operations as permitted hereunder, including, without limitation, all sales and use taxes and all value added taxes. As between the Parties, Licensor shall be responsible for any taxes imposed by law on Licensor, including sales and use taxes as provided pursuant to Section 10.14. Licensee shall be responsible for the timely notification, withholding, remittance, filing and reporting of all applicable withholding taxes with respect to the Royalties payable to Licensor hereunder to the proper tax authority at the rate required by statute (but reduced to the fullest extent permitted by any tax treaty), and Licensee shall provide Licensor with reports and official receipts of all such withholding remittances sufficient to enable Licensor to claim appropriate federal income tax credits, if any.

Section 5.    Order Processing; Fulfillment and Customer Service.

5.1 Order Processing and Fulfillment. Licensee will continue to be responsible for all aspects of order processing, fulfillment and returns for the TSA.com Site, including those functions set forth on Exhibit I attached to this
                                             ---------
Agreement. The order processing and fulfillment services provided by Licensee with respect to the TSA.com Site will comply with [*]. Without limiting the generality of the foregoing, Licensee will: (i) enter into merchant agreements in its own name and on its own account with [*]; (ii) provide secure systems for submitting and processing such credit cards; (iii) provide timely order and shipping confirmations to Customers; (iv) promptly process all Orders received from Customers of the TSA.com Site, (v) process all transactions through the TSA.com Site under the name of "TheSportsAuthority.com", and (vi) make appropriate arrangements for the delivery of Sporting Goods and Services purchased through the TSA.com Site.

5.2 Returns. The returns policy for the TSA.com Site will continue to be as consistent as practicable with the returns policy of the TSA Stores; provided that GSI will accept returns of Sporting Goods or Services made through the TSA.com Site, so long as such returned Sporting Goods or Services are (a) defective or damaged during shipment, or (b) returned to Licensee, within a mutually agreed upon time, unused and in a condition suitable for resale as new goods. Licensor will not be required to accept in the TSA Stores any returns of Sporting Goods or Services purchased through the TSA.com Site, and if Licensor determines to accept any such returns, Licensor will not return any such Sporting Goods or Services to Licensee, and Licensee will not have any obligation to accept such returns from Licensor. Licensee will from time to time at Licensee's expense provide Licensor with sufficient quantities of return labels to enable Licensor to provide such labels to customers seeking to return to Licensor Sporting Goods and Services purchased through the TSA.com Site. The Parties agree that they will review the returns policy for the TSA.com Site annually upon request of either Party, and work in good faith to develop mutually agreeable procedures and policies regarding returns. The Parties acknowledge that Licensee has paid Licensor in full and complete satisfaction of any and all liabilities Licensee may have to Licensor relating to returns made prior to the Effective Date and accepted in the TSA Stores for products sold through the TSA.com Site.

5.3 Customer Service. Licensee will continue to be responsible for providing customer service to Customers of the TSA.com Site, including on-line and toll-free telephone support 24 hours per day, seven days per week. The customer service provided to Customers of the TSA.com Site will be provided in the name of the TSA.com Site. Throughout the Term, Licensee will comply with [*]. Without limiting the generality of the foregoing, Licensee will (i) provide customer service in a courteous and professional manner, (ii) provide for Customer feedback through appropriate features (e.g. "contact us" and "how are we doing?" sections of the TSA.com Site), and (iii) provide a toll-free telephone number for customer service which shall be available 24 hours a day / 7 days a week (other than Christmas Day) to receive and process inquiries, requests and complaints from Customers. In the event that Licensee receives inquiries or complaints from customers relating to the TSA Stores (e.g., customers attempting to contact Licensor), Licensee shall promptly refer all such customers to the email reply service and/or toll-free telephone number for customer service furnished to Licensee by Licensor. Conversely, in the event that Licensor receives inquiries or complaints from Customers relating to the TSA.com Site, Licensor shall promptly refer all such Customers to the email reply service and/or toll-free telephone number of Licensee posted on the TSA.com Site.

5.4 Customer Loyalty Programs. Licensee shall use commercially reasonable efforts to adopt customer loyalty programs integrated with Licensor's customer loyalty programs for the TSA Stores. Licensee may also establish customer loyalty programs, provided that: (a) any such program shall be used only to attract Customers to and generate Orders through the TSA.com Site or the TSA Stores, and not other Web Sites operated in connection with any of the GSI Partners or GSI Ventures; and (b) Licensee must obtain Licensor's review and approval prior to extending any Customer loyalty program to Licensor's TSA Stores.

5.5 Parts and Service. If and to the extent that, during the Term, Licensee offers after sales service and spare parts to Customers on the TSA.com Site, which shall be at Licensee's sole discretion, Licensee shall, for [*] following expiration or termination of this Agreement, provide comparable after sales service and spare parts to Customers as provided by Licensee immediately prior to such expiration or termination. In no event shall Licensor be responsible for providing after sales service or spare parts to Customers of the TSA.com Site.

Section 6.  Promotion and Advertising

6.1   Licensor's Activities and Obligations

      (a)  [*]

      (b) Licensor shall provide to Licensee the e-mail addresses which it collects from customers in the TSA Stores [*]. Licensee agrees that such email addresses shall be used solely for the purpose of sending emails to such customers to promote the TSA.com Site, and that such information shall be Confidential Information of Licensor. Except with respect to Licensor's obligation to coordinate emails with Licensee pursuant to Section 12, nothing in this Agreement shall prohibit Licensor from sending emails to its customers.

6.2 Promotional and Advertising Agreements. During the Term and throughout that portion of the Territory in which Licensee is so required by Section 2.1(c), Licensee will use commercially reasonable efforts to enter into promotional and advertising agreements and arrangements for the TSA.com Site. However, Licensee shall not contract with any TSA Competitor in connection with the marketing or promotion of the TSA.com Site, and for purposes of this Agreement, TSA Competitors shall not qualify as and shall be excluded from the definition of Advertising and Marketing Partners of Licensee. The review and approval processes applicable to such promotional and advertising agreements and arrangements are set forth on Exhibit F attached hereto. Notwithstanding the
                              ---------
preceding sentence, the review and approval process set forth on Exhibit F shall
                                                                 ---------
not apply to any promotional or advertising agreement or arrangement which (i) grants a sublicense to a third party other than in accordance with Section 2.3 hereof, (ii) relates to a newly coined trademark or service mark which is subject to Licensor's approval pursuant to Section 2.4, or (iii) proposes to alter the Marks which shall be subject to Section 2.3.

6.4   Advertising and Marketing.

      [*]

6.5 Maximization. Without negating the specific rights and obligations of each Party under this Agreement, each Party agrees to operate in a manner that has the intended effect of maximizing the customers and revenues from or through the TSA.com Site.

7.    Ownership.

7.1 Licensor. As between the Parties, Licensor owns and reserves all right, title and interest in and to the Licensed Property, along with all Intellectual Property Rights associated therewith, and no right, title or interest to or in any of the foregoing is transferred or, except as expressly set forth in Section 2, licensed to Licensee or any other Person. Licensee hereby assigns to Licensor all right, title and interest that it may have or acquire in and to such items and all associated Intellectual Property Rights, and Licensee will take, at Licensor's expense, any actions (including execution and delivery of affidavits and other documents) reasonably requested by Licensor to effect, perfect or confirm Licensor's or its designee's right, title and interest therein. Further, Licensee agrees and acknowledges that all goodwill associated with or created by use of the Licensed Property by Licensee shall inure to the benefit of Licensor. Upon termination of this Agreement all rights in and to the Licensed Property, including all right to the use thereof, and all goodwill associated with use of the Licensed Property, shall automatically revert back to Licensor. At the termination of the Agreement, Licensee will return all Licensed Property to Licensor, and Licensee shall have no further rights thereto. If, by operation of law or otherwise, any goodwill associated with Licensee's use of the Licensed Property shall be deemed to accrue or have accrued to Licensee, Licensee agrees to assign such goodwill to Licensor. Licensor shall not be required to compensate Licensee for any reversion or assignment of such goodwill. Licensee shall not contest Licensor's rights in the Licensed Property, or any of Licensor's applications or registrations therefor, nor assist anyone else in doing so.

7.2 Licensee. As between the Parties, Licensee owns and reserves all right, title and interest in and to the GSI Furnished Materials and the TSA.com Site (other than the Licensed Property and all Intellectual Property Rights associated therewith), along with all Intellectual Property Rights associated therewith, and no right, title, interest to or ownership of any of the foregoing is transferred or licensed to Licensor or any other Person. Licensor hereby assigns to Licensee all right, title and interest that it may have or acquire in and to such items and all associated Intellectual Property Rights, and Licensor will take, at Licensee's expense, any actions (including execution and delivery of affidavits and other documents) reasonably requested by Licensee to effect, perfect or confirm Licensee's or its designee's right, title and interest therein. Further, Licensor agrees and acknowledges that all goodwill associated with or created by use of the GSI Furnished Materials or TSA.com Site (other than the Licensed Property) shall inure to the benefit of Licensee. Upon termination of this Agreement all rights in and to the GSI Furnished Materials and the TSA.com Site (other than the Licensed Property), including all right to the use thereof, and all goodwill associated with use of the GSI Furnished Materials and TSA.com Site (other than the Licensed Property), shall automatically revert back to Licensee. At the termination of the Agreement, Licensor will return all GSI Furnished Materials to Licensee, and Licensor shall have no further rights thereto. If, by operation of law or otherwise, any goodwill associated with Licensor's use of the GSI Furnished Materials or TSA.com Site (other than the Licensed Property) shall be deemed to accrue or have accrued to Licensor, Licensor agrees to assign such goodwill to Licensee. Licensee shall not be required to compensate Licensor for any reversion or assignment of such goodwill. Licensor shall not contest Licensee's rights in the GSI Furnished Materials or the TSA.com Site (other than the Licensed Property), or any of Licensee's applications or registrations therefor, nor assist anyone else in doing so.

      7.3 Ownership and Use of Databases. As between the Parties, Licensee shall own all right, title and interest in and to all Databases. During the Term, Licensor may use the Databases as specifically provided hereunder, without payment to Licensee, but to the extent Licensor's use requires access to a third party's technology, Licensor shall be required to obtain and pay for such access.

Section 8. Account Managers

      8.1   Account Managers.

      (a) Each Party will assign one (1) dedicated account manager with the experience and status equivalent to an on-line business manager, as well as one
(1) dedicated merchandising manager. The work time and energies of Licensor's managers shall be devoted entirely to the TSA.com Site. All managers shall be subject to change from time to time by the assigning Party upon written notice to the other Party. Such managers shall oversee the performance of the Party's respective obligations under this Agreement. It is anticipated that the account managers shall meet at least once every month (or with such other frequency as may be mutually agreed upon) during the Term to review the implementation of this Agreement and to explore methods for improving performance.

      (b) Notwithstanding subsection (a), until December 31, 2001, Licensor shall furnish at least two (2) account managers. Licensor's obligation to provide two (2) managers shall cease as of December 31, 2001. [*].

Section 9. Kiosks. Licensor may, on its own or through a third party, elect to install, or permit the installation of, kiosks in any or all of the TSA Stores at any time or from time to time. All such kiosks shall be configured to enable customers at such TSA Stores to purchase Sporting Goods and Services through such kiosks only through the TSA.com Site. It is understood by the Parties that Licensee has the exclusive right, in the Territory, to provide all customer service, order processing and fulfillment services with respect to the sale of Sporting Goods and Services through such kiosks. Sales resulting from orders entered through kiosks on the TSA.com Site will be sales of Licensee included in Net Revenues and, for purposes of Exhibit E, Licensor-Generated Net Revenues.
                                  ---------

Section 10. Group and Team Sales.


      During the Term and in the Territory, Licensee has the exclusive right to make group and team sales on behalf of Licensor through the Internet. Nothing in the preceding sentence shall limit Licensor's ability to make group and team sales on its own behalf other than through the Internet. [*].

Section 11. Compensation and Expenses

11.1 General. Except as expressly provided for elsewhere in this Agreement, each Party will be responsible for all costs and expenses incurred by such Party in performing its obligations under this Agreement.

11.2  Royalty Payments, Reports.

      (a) Within [*] days after the end of each [*] of Licensee's Fiscal Year, Licensee shall:

           (i) Deliver to Licensor a report, certified by its chief financial officer, giving the following particulars [*]:

                [*]

           (ii) Pay: (A) the Royalties to TSAMI; and (B) all other payments due hereunder to TSA. Payments made in respect of the fourth quarter of each of Licensee's Fiscal Years shall be subject to subsequent adjustment, as necessary, to reflect the results of the independent auditor's report required by subsection (c) below. Subject to the limitations set forth in Section 11.3(b), receipt or acceptance of any report or payment shall not preclude Licensor from questioning the correctness thereof at any time. In the event that any inconsistency or mistake is discovered by either Licensor or Licensee in such reports, it shall be promptly rectified and, within fifteen (15) Business Days, the appropriate report shall be delivered by the Party with the duty to report.

      (b) Disputes. Time is of the essence with respect to Licensee's duty to pay all Royalties which are not subject to a good faith dispute when due and such payments are not subject to set-off. If either Party shall dispute the correctness of any payment due hereunder, it shall give written notice of the dispute and claimed amount to the other Party. The Party receiving such notice shall have ten (10) Business Days to investigate and respond (the "Payment Notice Period"). At the end of the Payment Notice Period, if no dispute remains, or if part of the claimed amount is no longer in dispute, all, or that part that is undisputed, shall be promptly paid. However, if all or part of the claimed amount remains in dispute at the end of the Payment Notice Period the
Parties shall confer and attempt in good faith to resolve the dispute.   When
the disputed amount is ultimately paid, the Party which owes the claimed amount shall promptly pay all or that part of the claimed amount which remains unpaid and is due to the complaining Party, together with interest at the annual rate of [*], and computed from the date when the underlying payment was first due.

      (c) Within ninety (90) days after the end of each Fiscal Year of Licensee, Licensee shall furnish to Licensor a report certified by its chief financial officer as to the accuracy of Licensee's Royalty payments and reports for each such Fiscal Year.

11.3  Records and Audit.

      (a) During the Term of this Agreement, and for a period of three (3) years thereafter, each party will keep true, complete and accurate books and records (and in the case of Licensee, Databases, subject to Section 7.3) sufficient to verify Licensee's compliance or non-compliance with the provisions of this Agreement. All financial records shall be maintained in conformance with generally accepted accounting principles in effect in the United States. Licensee's books and records shall be sufficient to accurately reflect the business of the TSA.com Site, the Net Revenues as provided for hereunder and the transactions contemplated hereunder. The books and records required to be maintained hereunder shall be kept at the applicable Party's principal place of business and shall be available for inspection by the other Party, upon reasonable prior notice and during normal business hours.

      (b) Upon reasonable notice to Licensee, during the Term and for a period of three (3) years after expiration or termination of this Agreement, Licensor, and/or its independent certified public accountants, may audit all books, records and Databases (subject to Section 7.3) related to the TSA.com Site provided for in this Agreement to verify Licensee's compliance or non-compliance with the provisions of this Agreement. Any such audit: (a) shall be conducted during normal business hours and in a manner designed to not unreasonably interfere with Licensee's ordinary business operations; and (b) may not occur more frequently than once every twelve (12) months, unless an audit shows a material discrepancy, then no more frequently than once every six (6) months until such time as the results of an audit no longer show a material discrepancy and (c) may only cover the period commencing after the period covered by the last audit conducted pursuant to this Section 11.3; provided, however, such limitation shall not prevent the review of information related to a prior audit to the extent such information is necessary to conduct a subsequent period audit hereunder. Licensee will cooperate with Licensor in the conduct of such audit. Any error(s) discovered in an audit shall be corrected by Licensee within fifteen (15) Business Days after having been notified of any such error by such auditor. If an audit of Licensee's books and records reveals that Licensee has failed properly to account for and pay any monies owing to Licensor and the amount of any monies which Licensee has failed properly to account for and pay for any quarter exceeds, by [*] percent [*] or more, the monies actually accounted for and paid to Licensor for such period, Licensee shall, in addition to paying Licensor such past due monies (which shall be payable by Licensee without reference to the [*] threshold), reimburse Licensor for its reasonable out-of-pocket expenses incurred in conducting such audit, together with interest on the overdue monies owed as computed under
Section 11.2(b) (and subject to the dispute resolution process set forth in the same section).

Section 12.  Customer Information and Privacy Policy

12.1 Customer Information. Licensor and Licensee shall each have an equal and undivided ownership interest in and to all Customer Information. Licensor may use, subject to Section 12.2 and Section 16.1, the Customer Information to advertise, promote and operate the TSA Stores and for any other lawful purpose. Licensor will provide Licensee with information reasonably requested by Licensee relating to customers of the TSA Stores so that Licensee may provide marketing and promotions to such customers with respect to the TSA.com Site. Each party will coordinate with the other party all email and other electronic communications to Licensor's customers. Subject to Section 17.9(b), Licensee may use such Customer Information only to design, develop, operate, maintain, and promote the TSA.com Site and as may be necessary to perform its obligations under this Agreement. Subject to Section 17.9(b), each Party will treat such Customer Information as Confidential Information of Licensor. Subject to
Section 17.9(b), Licensee shall not furnish, rent, sell or otherwise disclose Customer Information to any Person whatsoever without the prior written consent of Licensor, which Licensor may withhold as it sees fit, except that Licensee may temporarily furnish, subject to the Privacy Policy for the TSA.com Site, such Customer Information as is necessary for Licensee or any Person with which Licensee contracts to perform fulfillment, credit card or check transactions, email broadcasts and similar Customer activities required of Licensee hereunder. For those Customers directed to the TSA.com Site by or through the Advertising and Marketing Partners of Licensee, the Parties' ownership of the resulting Customer Information as provided for hereunder shall apply to all Customer Information collected from Customers of the TSA.com Site, but shall not preclude the Advertising and Marketing Partners of Licensee from owning the same information to the extent it is generated independently of the TSA.com Site.

12.2 Privacy Policy. With respect to Customer Information collected in connection with the TSA.com Site, each Party will abide by the privacy policy currently posted on the TSA.com Site, as it may be amended from time to time. Except as provided pursuant to Section 17.9(b), any amendments to such privacy policy must be agreed upon by the Parties; provided, however, that if any amendment to the privacy policy is required by applicable law, the privacy policy will be amended to comply with such requirements. Unless the Parties otherwise agree, the privacy policy shall provide that neither party may furnish, rent, sell or otherwise disclose Customer Information to any third party other than those permitted pursuant to such privacy policy, provided that such privacy policy shall also provide that Licensor may use such Customer Information to advertise and promote the TSA Stores, Licensor's goods and services, and the direct sales or mail order catalog, team/group sales and kiosk businesses of Licensor. With respect to any customer information collected by Licensor in the TSA Stores and furnished to Licensee, Licensee agrees to abide by the terms of Licensor's privacy policy for the TSA Stores; provided that such privacy policy for the TSA Stores shall permit Licensee to use such data to send e-mail promotions to such customers for the exclusive benefit of the TSA.com Site.

12.3 Financial Information. Each Party will have an equal and undivided ownership interest in Financial Information except that all use of the Financial Information by any of them shall always be subject to the restrictions set forth herein. Each Party will treat such Financial Information as Confidential Information of the other Party hereunder, except that each Party may incorporate such Financial Information as is reasonably necessary to prepare and report aggregate financial results or to comply with any applicable reporting requirement imposed by governmental agencies.

12.4 Delivery of Customer Information and Financial Information to Licensor. From time to time, upon Licensor's reasonable request, Licensee shall provide to Licensor any or all of the Customer Information or the Financial Information, as Licensor shall specify, including the following information: [*].

Section 13.  Representations and Indemnification

13.1  Representations.  Each Party represents and warrants to the other that:
(a) it is a corporation, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) it has the full corporate right, power and authority (pursuant to its Articles of Incorporation, Bylaws and applicable laws) to enter into this Agreement and perform its obligations hereunder; (c) its execution, delivery and performance of this Agreement, and the other Party's exercise of such other party's rights under this Agreement, will not conflict with or result in a breach or violation of any of the terms or provisions or constitute a default under any material agreement by which it is bound; and (d) when executed and delivered, this Agreement will constitute its legal, valid and binding obligation enforceable against it in accordance with its terms.

13.2  Indemnity.

      (a) Licensee will defend, indemnify and hold harmless Licensor and its Affiliates (and their respective employees, officers, directors and representatives) from and against any and all claims, costs, losses, damages, judgments and expenses (including reasonable attorneys' fees) arising out of any action, claim, proceeding or lawsuit (a "Claim" or "Claims") asserted by any Person other than Licensor or an Affiliate of Licensor to the extent that it is based upon: (i) any actual or alleged breach of representations, warranties or obligations of Licensee set forth in this Agreement; (ii) any actual or alleged infringement or misappropriation of Intellectual Property Rights of any Person other than Licensor, including, without limitation, Claims of misrepresentation, false advertising or unfair competition or violation of rights of privacy; (iii) subject to the last sentence of this Section 13.2(a), any Claims of product liability, property damage, personal injury or death relating to any Sporting Goods or Services sold by Licensee hereunder, except with respect to products manufactured by or on behalf of Licensor; (iv) Claims of violation of any applicable law, treaty, rule or regulation relating to the Sporting Goods or Services offered by Licensee, the TSA.com site, or the Web Sites of any Advertising and Marketing Partner of Licensee, including, without limitation, any failure to file, report or pay any applicable tax; and (v) Claims based upon the offer, advertising, marketing, distribution or sale of Sporting Goods or Services by Licensee or any Advertising or Marketing Partner of Licensee, except for product liability Claims. Notwithstanding the foregoing, aside from negligent implementation of its own related activities, Licensee shall not bear any indemnification duty hereunder with respect to (i) any advertising or promotional program or project initiated by Licensor and directed at the TSA Stores, or (ii) TSA Content provided by Licensor. Subject to Section 13.3, Licensee will pay any award against Licensor and its Affiliates (and their respective employees, officers, directors or representatives) and any costs and attorneys' fees reasonably incurred by them resulting from any such Claim. Notwithstanding the foregoing, to the extent Licensee defends, indemnifies and holds harmless Licensor with respect to product liability Claims as provided herein, Licensor hereby transfers and assigns to Licensee all claims and rights Licensor may have against any Person related to any such product liability Claims.

      (b) Licensor will defend, indemnify and hold harmless Licensee and its Affiliates (and their respective employees, officers, directors and representatives) from and against any and all Claims asserted by any Person other than Licensee or an Affiliate of Licensee to the extent that it is based upon: (i) any actual or alleged breach of representations, warranties or obligations of Licensor set forth in this Agreement; (ii) any actual or alleged infringement or misappropriation concerning the Licensed Property in the United States, Japan or Canada and other countries within the Territory in which (a) the Licensee has a duty pursuant to Section 2.1(c)(ii) of this Agreement, or (b) the Licensor has requested Licensee to provide services and in which Licensee has agreed to do so, provided, however, that Licensor shall not bear any duty, obligation or liability pursuant to this Section 13.2(b) to the extent that Licensee uses the Licensed Property beyond the scope of any rights granted to Licensee under this Agreement or otherwise agreed to by Licensor, and such extended use is the primary cause of such actual or alleged infringement or misappropriation; (iii) Claims based upon Licensor's advertising and promotional activities as performed hereunder or otherwise in connection with the TSA Stores, and (iv) Claims of violation of any applicable law, treaty, rule or regulation relating to the TSA Stores or the products and services offered by Licensor,. Notwithstanding the foregoing, Licensor shall not bear any indemnification duty with respect to Licensee's negligent implementation of its activities hereunder. Subject to Section 13.3, Licensor will pay any award against Licensee and its Affiliates (and their respective employees, officers, directors or representatives) and any costs and attorneys' fees reasonably incurred by them resulting from any such Claims.

13.3 Procedure. In case any Claim is at any time brought against a Party or its Affiliates (or any of their respective employees, officers, directors or representatives) (an "Indemnified Party") and such Indemnified Party is entitled to indemnification pursuant to Section 13.2, the party obligated to provide such indemnification (the "Indemnifying Party") will defend such Claim, at the sole expense of the Indemnifying Party, using counsel selected by the Indemnifying Party but subject to the Indemnified Party's reasonable approval. If the Indemnifying Party fails to take timely action to defend such a Claim after having received written notice from the Indemnified Party of such failure, the Indemnified Party may defend such a Claim at the Indemnifying Party's expense. The Indemnifying Party will keep the Indemnified Party fully advised with respect to such Claims and the progress of any suits, and the Indemnified Party shall have the right to participate, at the Indemnified Party's expense, in any suit instituted against it and to select attorneys to defend it, which attorneys will be independent of any attorneys chosen by the Indemnifying Party relating to such Claim or related claim. The Indemnifying Party will not settle, compromise or otherwise enter into any agreement regarding the disposition of any Claim against the Indemnified Party without the prior written consent and approval of the Indemnified Party. The obligations of the Indemnifying Party pursuant to this Section 13 shall survive expiration or earlier termination of this Agreement.

Section 14.  Reporting

14.1 Reports Concerning Royalties and Financial Performance. In addition to the reports required by Section 11.2, Licensee shall provide to Licensor [*].

14.2 Reports Concerning [*] of Licensee. The Parties will work in good faith to develop methods for [*].

14.3 Reports Concerning the TSA.com Site [*]. As part of the [*] Reports required pursuant to Section 14.1, Licensee shall [*].

14.4 Additional Reports. From time to time during the Term, Licensee shall provide to Licensor such additional reports as may be reasonably requested by Licensee, bearing in mind the information which is readily available to Licensee, the reports which Licensee may have formatted already, the frequency of such requests, and the burden that designing and furnishing new reports would place upon Licensee.

Section 15.  Disclaimers and Limitations

15.1 DISCLAIMER OF WARRANTIES. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY WAIVES AND DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES REGARDING THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OR IMPLIED WARRANTIES ARISING OUT OF COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.

15.2 LIMITATION OF DAMAGES. EXCEPT TO THE EXTENT AWARDED TO A THIRD PARTY IN A JUDGMENT AGAINST WHICH A PARTY IS ENTITLED TO INDEMNIFICATION PURSUANT TO
SECTION 13 OR TO THE EXTENT ARISING OUT OF AN INTENTIONAL MATERIAL BREACH OF THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE (WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY OR OTHER THEORY), TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY FOR COST OF COVER OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES (INCLUDING DAMAGES FOR LOSS OF PROFIT, BUSINESS OR DATA) ARISING OUT OF THIS AGREEMENT. IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER FOR ANY PUNITIVE DAMAGES, EVEN IN CASES OF INTENTIONAL MATERIAL BREACH, EXCEPT TO THE EXTENT AWARDED TO A THIRD PARTY.

Section 16.   Exclusivity.

16.1  Licensor.  [*].

16.2  Licensee.   Licensee agrees that the TSA.com Site shall not be used
directly or indirectly by Licensee to advertise or promote any TSA Competitor, GSI Partner or GSI Venture, or to click-through to the Web Site of any TSA Competitor, GSI Partner or GSI Venture. The foregoing limitation shall not be deemed to restrict Licensee from advertising or promoting any merchandise vendor on the TSA.Com Site in connection with the sale of such vendor's products through the TSA.Com Site.

16.3 Hiring. During the Term, neither Party will, directly or indirectly, solicit or hire or attempt to solicit or hire: (i) any existing employees, or
(ii) former employees who have worked for the other Party at any time during the preceding 12 months, without the prior written approval of such other Party. Nothing herein shall prevent a Party from hiring an employee or former employee of the other Party who responds to a public advertisement for employment.

16.4  [*].

Section 17.  Term and Termination

17.1 Term. The Term of this Agreement will commence on the Effective Date and, unless earlier terminated as provided herein, will automatically terminate on November 8, 2019.

17.2 Licensor Termination. Subject to Section 17.4, Licensor shall be entitled to terminate this Agreement immediately upon written notice to Licensee: (a) if Licensee [*] becomes insolvent, admits in writing its inability to pay debts as they mature, institutes or has instituted against it any bankruptcy, reorganization, debt arrangement, assignment for the benefit of creditors, or other proceeding under any bankruptcy or insolvency law or dissolution, receivership, or liquidation proceeding (and, if such proceeding is instituted against it, such proceeding is not dismissed within sixty (60) days); (b) if Licensee shall fail to make any payments, which are not subject to a good faith dispute, promptly when due or to deliver any reports as required hereunder; (c) if Licensee otherwise breaches in any manner the terms of this Agreement; or (d) [*].

17.3 Licensee Termination. Subject to Section 17.4, Licensee shall be entitled to terminate this Agreement immediately upon written notice to Licensor: (a) if Licensor becomes insolvent, admits in writing its inability to pay debts as they mature, institutes or has instituted against it any bankruptcy, reorganization, debt arrangement, assignment for the benefit of creditors, or other proceeding under any bankruptcy or insolvency law or dissolution, receivership, or liquidation proceeding (and, if such proceeding is instituted against it, such proceeding is not dismissed within sixty (60) days); or (b) if Licensor otherwise breaches in any manner the terms of this Agreement.

17.4 Notice, Cure. Except as provided below, in the event of breach by Licensee or Global Sports (as applicable) of any provision of this Agreement as provided in 17.2(b), (c) or (d), or by Licensor of any provision of this Agreement as provided in 17.3(b), the non-breaching Party shall give the breaching Party notice in writing to cure the breach within sixty (60) days (the "Notice Period"), and if the breach is not cured within such period, the non-breaching Party shall be entitled to exercise any remedies it may have hereunder, in law or equity, including, without limitation, its right to terminate this Agreement effective upon expiration of the Notice Period, provided however, that if such breach is capable of being cured but incapable, by reason of its nature, of being cured within the Notice Period, the non-breaching Party may not terminate this Agreement so long as the breaching Party continues diligently to attempt to cure such breach and such breach is cured within an additional sixty (60) day period. Notwithstanding the foregoing, Licensor shall be deemed to have cured a breach premised upon failure [*] and Licensee shall be deemed to have cured a breach premised upon failure [*].

17.5 Termination by Mutual Agreement. This Agreement may be terminated at any time by mutual written agreement of the Parties.

17.6 Survival of Obligations. Expiration or termination of this Agreement for any reason shall not affect obligations which (i) have accrued as of the date of expiration or termination, (ii) arise out of occurrences prior to the termination date, (iii) become effective upon termination or (iv) by their terms continue after termination.

17.7 Post-Termination Process. Upon termination of this Agreement, the Parties shall mutually cooperate to effect an orderly termination of their relationship as Licensor and Licensee, and Licensee shall within thirty (30) days:

      (a) Return to Licensor (or destroy) all TSA Content and Materials, to the extent that such Materials contain Licensed Property, in its possession and control, cease using and cause all Advertising and Marketing Partners of Licensee to cease using the Licensed Property in any manner and for any purpose, and take all steps necessary to delete any and all references to any Licensed Property from its business licenses, permits, business forms, packaging, labels, advertisements, promotions and other Materials;

      (b) Upon reasonable request of Licensor, furnish sworn affidavits attesting to compliance with subsection (a);

      (c) Cease holding itself out as a licensee of Licensor or as an entity otherwise authorized or permitted to use (or to sublicense others to use) the Licensed Property; and

      (d) Cooperate with Licensor at Licensor's expense in obtaining the cancellation of any registration of this Agreement and amendment or cancellation of any registered user agreements and corporate, domain name, business name or like registrations relating to the Licensed Property. Licensee, upon Licensor's written request and at Licensor's expense, shall execute all such documents as may be necessary to fulfill this provision. If Licensee shall fail to execute any such documents within thirty (30) days after Licensor's request, Licensee hereby confirms that Licensor shall automatically be considered Licensee's attorney-in-fact solely for the purpose of executing such documents pursuant to this Section 17.7(d).

      (e) Notwithstanding the foregoing, upon termination or expiration of this Agreement for any reason, Licensee shall have, for a period of 180 days thereafter, the right to sell off, on a nonexclusive basis, all of the unsold Private Label Merchandise in Licensee's inventory that was on hand prior to such termination or expiration.

17.8 Injunctive Relief. Subject to section 17.7(e) above, should Licensee fail to cease using any Licensed Property upon termination of this Agreement, Licensor may obtain, and Licensee hereby consents to a decree of any court of competent jurisdiction ordering Licensee to immediately cease the use of the Licensed Property and to otherwise comply with Section 17.7 above, to amend or cancel any registration of this Agreement and any registered user agreements and to amend or cancel any corporate or business name registrations and to change its business name accordingly. Licensee's consent to this remedy is based upon express recognition by Licensee that Licensor would otherwise suffer irreparable harm and that monetary damages would therefore be an inadequate remedy for Licensor.

17.9  [*].

Section 18.  [*].

Section 19.  Miscellaneous

19.1 Press Releases. All voluntary public announcements concerning the transactions contemplated by this Agreement will be mutually acceptable to both Licensor and Licensee. Unless required by law, neither Party will make any public announcement or issue any press release concerning the transactions contemplated by this Agreement without the prior consent of the other Party. With respect to any announcement that any of the Parties is required by law to issue, such Party shall, to the extent possible under the circumstances, review the necessity for and the contents of the announcement with the other Party before issuing the announcement; provided, however, if either Party cannot obtain the consent of the other Party in a timely manner after submission of a request for consent, the Party required to comply with law may issue the press release or public announcement without obtaining the consent of the other Party. Notwithstanding the preceding sentences in this Section 19.1, after the initial public announcement of a particular matter or transaction contemplated by this Agreement has been approved by the Parties, either Party's subsequent reference to that particular matter or transaction will not require another approval from the other Party.

19.2 No Partnership, Joint Venture or Agency. The Parties are entering this Agreement as independent contractors, and this Agreement will not be construed to create a partnership, joint venture, agency or employment relationship between them. Neither Party will represent itself to be an employee or agent of the other or enter into any agreement or legally binding commitment or statement on the other's behalf of or in the other's name. Further, each Party shall be completely responsible for the payment of all sums of money which may be due at any time to its own employees, contractors, vendors, agents and representatives, and for all other claims made by such Persons against another Party. No Party shall for any reason be liable under this Agreement in any way for another Party's termination of employment or other relationships with such Persons.

19.3 Confidentiality. (a) Each Party will protect the Confidential Information of the other Party from misappropriation and unauthorized use or disclosure, and at a minimum, will take precautions at least as great as those taken to protect its own Confidential Information of a similar nature. Without limiting the foregoing, the receiving Party will (i) use such Confidential Information solely for the purposes for which it has been disclosed; and (ii) disclose such Confidential Information only to those of its employees, agents, attorneys, auditors, consultants, and others who have a need to know the same for the purpose of performing this Agreement and who are informed of and agree to a duty of nondisclosure (it being understood that each Party will remain liable with respect to disclosure by its employees, agents, attorneys, auditors, consultants, and others who have been provided by Confidential Information by such Party). Further, the receiving Party will use, and cause its employees, agents, attorneys, auditors, consultants, and others who have a need to know the same for the purpose of performing this Agreement to use such Confidential Information solely for the purposes for which it has been disclosed. Further, the receiving Party may also disclose Confidential Information of the disclosing Party to the extent necessary to comply with applicable law or legal process, provided that the receiving Party uses reasonable efforts to give the disclosing Party prompt advance notice thereof. Upon request of the other Party, or in any event upon any termination or expiration of the Term, each Party will return to the other all materials, in any medium, which contain, embody, reflect or reference all or any part of any Confidential Information of the other Party.

      (b) Neither Party will disclose this Agreement or the transactions contemplated herein, or make any filing of this Agreement or other agreements relating to the transactions contemplated herein, without the consent of the other. If either Party reasonably determines that such disclosure is required by applicable law, such Party shall be entitled to make such disclosure but will first use all reasonable efforts to coordinate the disclosure with the other Party, including the submission to the Securities and Commission (and any other applicable regulatory or judicial authority) of an application for confidential treatment of certain terms (which terms will be agreed upon by the Parties) of this Agreement. Each Party will provide to the other for review a copy of any proposed disclosure of this Agreement or its terms and any application for confidential treatment prior to the time any such disclosure or application is made, and the parties shall work together to mutually approve such disclosure or application.

      (c) If either Party is required to disclose Confidential Information hereunder, but such disclosure is prohibited by confidentiality and non-disclosure provisions contained in any agreement between a Party and any third party such Party shall not be obligated to disclose such Confidential Information; provided, however, that Party shall use commercially reasonable efforts to secure a waiver from such third party and to make the disclosure required hereunder.

19.4 Force Majeure. If either Party is unable to perform any of its obligations under this Agreement due to an event wholly beyond the control of that Party, including natural disaster, acts of God, actions or decrees of governmental bodies, act of war, failure or discontinuance of the Internet or failure of third party communications lines or networks, that Party will give written notice to the other Party and will use commercially reasonable efforts to resume performance of its obligations but will have no liability to the other Party for failure to perform its obligations under this Agreement for so long as it is unable to do so as a result of such event.

19.5 Compliance with Laws. In its performance of this Agreement, each Party will comply in all material respects with all applicable laws, rules, regulations, orders and other requirements, now or hereafter in effect, of governmental authorities having jurisdiction over this Agreement, the TSA.com Site, or the transactions contemplated herein, including compliance with export and import control laws, applicable consumer protection, content labeling, country of origin, health and safety laws, and privacy laws, and obtaining, at the applicable Party's own expense, any and all approvals, licenses, business registrations and/or permits required under the laws or regulations of such governmental authority.

19.6 Insurance. Each Party will at its own expense obtain and maintain such policy or policies of insurance as are required by law or as are commercially reasonable for the transactions and business contemplated by this Agreement. In addition, Licensee will obtain and maintain, with an insurer in good standing and authorized to do business under the laws of the states where performance shall occur, a comprehensive general liability policy, naming Licensor as an additional insured, including contractual liability and products liability, with broad form property damage and bodily injury (including personal injury) coverage. The minimum limits for each shall be [*] per occurrence and [*] annual aggregate. Such limits shall be adjusted by mutual agreement of the Parties from time to time to reflect inflation and loss experience. Upon request from Licensor, Licensee will furnish a certificate of insurance and such other
documentation relating to such policy as reasonably requested.   Such
certificate of insurance shall provide that no change that would adversely affect Licensor or cancellation of insurance shall be made without thirty (30) days prior notice to Licensor.

19.7 Notices. Unless otherwise provided, all notices, consents or other communications required or permitted to be given under this Agreement must be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) three business days after being mailed by first class mail, postage prepaid, or (c) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, to the Parties at their respective addresses stated on the signature page of this Agreement. Notices may also be given by electronic mail or facsimile and shall be effective on the date transmitted if confirmed within 24 hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notices to Licensee shall be sent to its address stated on the signature page of this Agreement to the attention of the General Counsel, with a copy sent simultaneously to the same address to the attention of its Chief Financial Officer. Notices to TSA shall be sent to its address stated on the signature page of this Agreement to the attention of the Chief Executive Officer, with a copy sent simultaneously to the General Counsel. Notices to TSAMI shall be sent to its address stated on the signature page of this Agreement to the attention of the General Counsel. All notices to Licensor hereunder shall be sent to both TSA and TSAMI. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 19.7, except that any such change of address notice shall not be effective unless and until received.

19.8 Prohibition on Assignment. Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent may be withheld if, in the judgment of the other party, such assignment would have an adverse effect on it. The licenses granted herein may not be mortgaged or pledged by the applicable licensee without the prior written consent of the applicable licensor.

19.9 Amendment. Except as otherwise provided herein, this Agreement may only be amended, modified or supplemented by the Parties in writing and signed by authorized officers of the Parties.

19.10 Waiver. Silence, acquiescence or inaction shall not be deemed a waiver of any right. No waiver by a Party with respect to this Agreement will be effective or enforceable against the other Party unless in writing and signed by the other Party. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by a Party, and no course of dealing between or among any of the Parties, will constitute a waiver of, or shall preclude any other or further exercise of the same or any other right, power or remedy.

19.11 Counterparts and Transmitted Copies. This Agreement may be executed in any number of counterparts, each of which when executed and delivered will be deemed an original, but all of which taken together will constitute but one and the same instrument, and it will not be necessary in making proof of this Agreement to produce or account for more than one original counterpart hereof. The Parties acknowledge that Transmitted Copies of this Agreement will be equivalent to original documents until such time (if any) as original documents are completely executed and delivered. "Transmitted Copies" means copies that are reproduced or transmitted via facsimile, or another process of complete and accurate reproduction and transmission.

19.12 Entire Agreement. This Agreement, together with the Exhibits to this Agreement, represents the entire understanding between the Parties with respect to the subject matter hereof and supersedes all previous oral or written communications or agreements, and all contemporaneous oral communications and agreements, between the Parties and their respective Affiliates regarding such subject matter, including the following agreements which are hereby terminated: (a) E-Commerce Venture Agreement, dated May 7, 1999, by and between GSI and TSA, (b) Amendment No. 1 to the E-Commerce Venture Agreement, dated May 14, 1999, by and between GSI and TSA, (c) License Agreement, dated May 14, 1999, by and among TSA, TSAMI and TSA.com, (d) E-Commerce Services Agreement, dated May 14, 1999, by and between GSI and TSA.com, (e) E-Commerce Agreement, dated May 14, 1999, by and between TSA and TSA.com, and (f) Agreement, dated May 14, 1999, by and between TSA and GSI. Notwithstanding the foregoing, the indemnification rights and obligations of the Parties pursuant to the foregoing agreements with respect to events occurring on or before the Effective Date shall survive the execution and delivery of this Agreement.

19.13 Severability. In the event that any part or portion of this Agreement shall be deemed to be invalid or illegal, then such invalid or illegal portion shall, so far as possible, not affect the validity or legality of the remainder of this Agreement. Further, the Parties agree that they shall attempt to arrive at a modification of any illegal or invalid part so as to render the same legal and valid and within the keeping of the original tenor and spirit of the Agreement.

19.14 CHOICE OF LAW. THIS AGREEMENT WILL BE INTERPRETED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO ITS CHOICE OF LAW RULES.

19.15 Headings. The headings of sections and subsections of this Agreement are for convenience of reference only and are not intended to restrict, affect or otherwise influence the interpretation or construction of any provision of this Agreement.

19.16 References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits. Unless a particular context clearly provides otherwise (i) the words "hereof" and "hereunder" and similar references refer to this Agreement in its entirety and not to any specific section or subsection hereof, and (ii) the word "including" shall mean including but not limited to.

19.17 Construction. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement or any other agreements or documents delivered in connection with the transactions contemplated by this Agreement.

19.18 Waiver of Jury Trial. Each Party hereby knowingly, voluntarily, intentionally and irrevocably waives such right as any Party may have to a jury trial in every jurisdiction in any action, proceeding or counterclaim brought by either of the Parties hereto and/or their respective Affiliates in respect of any matter arising out of or in connection with this Agreement (including any action to cancel or rescind this Agreement, and any claims or defenses asserting that this Agreement was fraudulently induced or otherwise void or voidable).

19.19 Further Documents. Each Party shall, upon request, make, execute and deliver such documents as shall be reasonably necessary to take such action as may be reasonably requested to fully implement and carry out the purposes of this Agreement.

19.20 Binding Effect. Subject to Section 19.8, this Agreement, including all covenants, agreements, representations, warranties and indemnifications set forth herein, will be binding on and enforceable by the Parties and their respective Affiliates and permitted assigns, including any trustee appointed pursuant to Chapters 7 or 11 of the Bankruptcy Code.

19.21 Taxes on Agreement. Each Party shall pay any stamp duty or other tax or duty applicable to such Party which is imposed on such Party in connection with this Agreement.

19.22  [*].

                               (***************)
                       SIGNATURES APPEAR FOLLOWING PAGE

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Global Sports Interactive, Inc.       The Sports Authority, Inc.


By: /s/ Michael G. Rubin            By: /s/ Martin Hanaka
    ---------------------------         --------------------------------
Name: Michael G. Rubin              Name:
Title: President                    Title:


Address: 1075 First Avenue          Address: 3383 North State Road 7
King of Prussia, PA 19406           Fort Lauderdale, FL 33319
Telephone: [*]                      Telephone: [*]
Facsimile: [*]                      Facsimile: [*]

The Sports Authority Michigan, Inc.


By: /s/ Martin Hanaka
    ---------------------------
Name:
Title:

Address: 3383 North State Road 7
Fort Lauderdale, FL 33319
Telephone: [*]
Facsimile: [*]

[*]

                                                                           FINAL
                                   EXHIBIT A
                      LICENSE GUIDELINES AND RESTRICTIONS
                      -----------------------------------

A.   General
     -------

Unless a Vice President of Licensor agrees in advance, the following guidelines and restrictions apply to Licensee and each company or other entity that may be authorized under the License and E-Commerce Agreement dated July 6, 2001 (the "LECA") to use certain of the "Marks" and "Names" as described in the LECA.

A consistent corporate image or identity is one of Licensor's strongest assets. It provides immediate recognition and creates goodwill for Licensor, the "TSA Stores" (as defined in the LECA) and Licensor's goods and services. The purpose of this guide is to ensure a clear and consistent presentation of the Marks and Names to Licensor's and Licensee's customers.

Licensee shall not alter the Marks from the form or formats used by Licensor or received from Licensor, unless such alterations are approved in advance by Licensor as set forth in Article 2.2(b) of the LECA. For example, the addition of hyphens or spaces to a word Mark, creation of unauthorized acronyms, or alteration of any design Marks or logos could weaken public recognition of the Marks and damage their strength as a brand designation.

B.   The Design mark THE SPORTS AUTHORITY & Design
     ---------------------------------------------

[Insert examples, with width to height ratios, labels for PMS colors, etc.]

C.   The Design mark THE SPORTS AUTHORITY.COM & Design
     -------------------------------------------------

[Insert examples, with width to height ratios, labels for PMS colors, etc.]

D.   Use.
     ---

     1)   Unacceptable Uses of the Marks.
          ------------------------------

          Do not extend the top, bottom or center bars of the THE SPORTS AUTHORITY & Design mark to extend beyond the ratios set forth above. Do not substitute designs or objects for letters in any Mark.
          Do not use old design versions of the Marks.
          Do not combine any Mark with any other mark or element.
          Do not use any other mark confusingly similar to the Marks.
          Do not rotate or tilt any Mark at an angle.
          Do not pluralize any Mark.
          Do not use any design Mark in a sentence.
          Do not add graphic elements to any design Mark.
          Do not create repeating patterns of the Marks.
          Do not place the Marks in a containing shape.
          Do not change the horizontal or vertical scale of any design Mark.
          Do not use any Mark in the possessive.
          Do not print the design Marks or logos in any color other than as specified by Licensor.
          Do not reverse the design Marks or logos out of a background with insufficient contrast.
          Do not reverse the design Marks or logos out of a photograph.
          Do not reverse the design Marks or logos out of patterned backgrounds.

     2)   Clear Space.  A minimum clear space on all sides of any Mark shall be
          -----------
          kept free of other visual elements. The minimum clear space shall be appropriate under the circumstances under which such Mark is being used.

     3)   Staging.  Staging involves proper placement, scale, and proportion of
          -------
          any Mark and how it aligns with typography and other elements. Licensee shall always surround the subject Mark by the minimum preferred clear space as provided in Section 2 above. Licensee shall avoid staging any Mark at the edge of a page. Licensee shall not place any Mark so that it "bleeds" off the edge of materials.

     4)   Presentation with Third-Party Trademarks.  When presented with any
          ----------------------------------------
          third party trademark, the Marks must be of at least equal size in comparison to such third party trademark. Licensee shall not print any Mark in black if the third party trademark appears in color. Notwithstanding the foregoing, Licensor acknowledges and agrees that certain advertising and marketing arrangements entered into with Advertising and Marketing Partners of Licensee hereunder, (a) the TSA.com Site may be "framed" by certain of the Advertising and Marketing Partners of Licensee which frame will include trademarks or service marks of such Advertising and Marketing Partners of Licensee, and (b) certain Web Sites of the Advertising and Marketing Partners of Licensee may include logos, marks, trade names, trade marks, offers, and related material of third parties, in either case which are larger than the Marks or place more emphasis on such other logos, marks, trade names, trade marks, offers, and related material over the Marks.

     5)   Design Marks or Logos.  Except as provided in Article 2.2(b) of the
          ---------------------
          LECA, Licensee shall always reproduce each logo or design exactly as specified by Licensor using approved original reproduction art or digital files available from Licensor's Advertising and Marketing Department.

The above usage rules are "best practices." When circumstances beyond Licensee's control prevent full compliance with any given rule, Licensee shall submit the proposed deviation to Licensor for prior review and approval as set forth in Section 2.2(b).

E.   Corporate Names versus Marks.  Licensor's proper corporate names are:
     ----------------------------

                          The Sports Authority, Inc.,
                                      and
                      The Sports Authority Michigan, Inc.

When referring to either company in any format be sure to use the full corporate name, without dropping the article "The" or the comma (and be sure to place the comma in the proper place). Both names are proper nouns, like "Smith" or "Lincoln." In contrast, the Marks are adjectives and should not be used as nouns. For example, one would refer to THE SPORTS AUTHORITY brand athletic bags. The Mark should be used as an adjective and not as a noun, and it should appear in all capital letters to set it off from other printed matter. Finally, although either corporate name can be used in the possessive form (e.g., "The Sports Authority, Inc.'s"), the Marks should not be used in the possessive form.

F.   Marks - Notices
     ---------------

As soon as a given Mark is registered with respect to certain goods or certain services in the U.S., Canada and/or other key markets as determined by Licensor, Licensor may inform Licensee and Licensee shall commence marking all "Materials" (as defined in the LECA) subject to such registration(s) with one or more of the following phrases, as determined by the application and available space, taking care to use the second phrase whenever possible:

                            "Registered Trademark"
        [In English or such other languages as instructed by Licensor]

                                      or

   "(R) Registered Trademark of The Sports Authority, Inc. and/or The Sports
                Authority Michigan, Inc., used under license."
        [In English or such other languages as instructed by Licensor]

                                      or

                   "(R) The Sports Authority Michigan, Inc."

                                      or

                                     "(R)"

The registration notices should be placed immediately adjacent to any Mark, logo, slogan or other Materials incorporating registered trademarks or service marks wherever possible. Such notices advise third parties of the existence of the subject registration(s), and warn them to refrain from adopting or using an identical or confusingly similar mark.

G.   Content of TSA.com Site
     -----------------------

     1. Each party shall notify the other of all errors, omissions, and/or inaccuracies in the TSA Content, as developed, used or authorized by Licensee, within forty-eight (48) hours after it becomes aware thereof.

     2. If Licensee provides such notice, it shall specify to Licensor what action, if any, it has taken to correct the error, omission and/or inaccuracy.

     3. If Licensor provides such a notice, or receives such notice, it may specify reasonable actions to be taken by Licensee to correct the error, omission and/or inaccuracy or resubmit such content.

H.   Copyright Notices
     -----------------

     1. Upon request from Licensor, Licensee shall place an appropriate copyright notice to be furnished by Licensor on all pages containing Non-Shopping Content.

     2. Licensee and Licensor shall mutually develop the procedures for placing any third party copyright notice on any page containing Non-Shopping Content.

                             Exhibit B - The Marks

MARK                         GOODS/SERVICES                                                CL         SER. NO.         REG. NO.
AUTHORITY                    retail store services in the field of sporting goods          42        74-695,504        2,074,354
                             and equipment, apparel, footwear, headgear and related
                             goods and services

AUTHORITY                    apparel, namely, rainwear, jackets, coats, suits,             25           366,111        1,245,417
                             slacks and vests

AUTOGRAPH AUTHORITY          computerized on-line retail store services featuring          35        75-711,996        2,335,979
                             collectibles, trading cards and autographed                   42
                             memorabilia (35); computer services, namely providing
                             information on collectibles, trading cards and
                             autographed memorabilia,  by means of a global
                             computer information network (42).

BASKETBALL AUTHORITY         retail store services in the field of sporting goods          42        74-695,510        2,074,358
                             and equipment, apparel, footwear, headgear and related
                             goods and services

EXERCISE AUTHORITY           retail store services in the field of sporting goods          42        74-695,506        2,082,095
                             and equipment, apparel, footwear, headgear and related
                             goods and services

FISHING AUTHORITY            retail store services in the field of sporting goods          42        74-695,507        2,074,356
                             and equipment, apparel, footwear, headgear and related
                             goods and services

FITNESS AUTHORITY            retail store services in the field of sporting goods          42        74-695-513        2,079,864
                             and equipment, apparel, footwear, headgear and related
                             goods and services

FOOTWEAR AUTHORITY           retail store services in the field of sporting goods          42        74-695,653        2,082,096
                             and equipment, apparel, footwear, headgear and related
                             goods and services


GET OUT AND PLAY             retail outlets featuring clothing, footwear, outerwear        35        76-124,181
                             and headgear; advertising for others; sales promotion
                             for others

GOLF AUTHORITY               retail store services in the field of sporting goods          42        74-695,512        2,074,359
                             and equipment, apparel, footwear, headgear and related
                             goods and services

HOCKEY AUTHORITY             retail store services in the field of sporting goods          42        74-695,651        2,079,866
                             and equipment, apparel, footwear, headgear and related
                             goods and services

HOT NEW NOW                  retail store services featuring apparel, footwear,            35        76-010,291
                             headgear, sporting goods and equipment, gifts and
                             related goods and services; computerized retail store
                             services featuring apparel, footwear, headgear,
                             sporting goods and equipment, gifts and related goods
                             and services; cooperative advertising services

HUNTING AUTHORITY            retail store services in the field of sporting goods          42        74-695,508        2,074,357
                             and equipment, apparel, footwear, headgear and related
                             goods and services

IN-LINE SKATE AUTHORITY      retail store services in the field of sporting goods          42        74-695,502        2,074,353
                             and equipment, apparel, footwear, headgear and related
                             goods and services

                             Exhibit B - The Marks

MARK                         GOODS/SERVICES                                                CL         SER. NO.         REG. NO.
MAIL AUTHORITY               telephone answering, photocopying and business                35        75-167,549        2,284,347
                             management services (35); postal services, namely             42
                             rental of mail boxes, mail forwarding, packaging
                             articles for transportation, and receipt and delivery
                             of mail and parcels for others (42)

MARINE AUTHORITY             retail store services in the field of sporting goods          42        74-695,655        2,079,867
                             and equipment, apparel, footwear, headgear and related
                             goods and services

MUSCLE AUTHORITY             magazines and newsletters pertaining to exercise and          16        75-618,602        2,335,185
                             fitness

OUTDOOR  AUTHORITY           retail store services in the field of sporting goods          35        74-695,514
                             and equipment, apparel, footwear, headgear and related
                             goods

OUTERWEAR AUTHORITY          retail store services in the field of sporting goods          42        74-695,509        2,076,213
                             and equipment, apparel, footwear, headgear and related
                             goods and services

PANTS AUTHORITY              retail outlets  featuring clothing, footwear,                 35        75-509,313
                             outerwear and headgear

PARTS AUTHORITY              retail outlets featuring sporting goods and equipment         42        75-076,697
                             and parts, components and materials for use with the
                             same;   rental of sporting goods and protective
                             clothing and equipment

PREPARE YOURSELF             retail store services in the fields of fitness,               35        75-277,570        2,176,490
                             sporting goods and equipment, apparel, footwear,              42
                             headgear and related goods and services; cooperative
                             advertising (35); computer services, namely providing
                             information on fitness, sporting goods and equipment,
                             apparel, footwear, headgear and related goods and
                             services by means of a global computer information
                             network in class 42

RUNNING AUTHORITY            retail store services in the field of sporting goods          42        74-695,654        2,082,097
                             and equipment, apparel, footwear, headgear and related
                             goods and services

SHOE & APPAREL AUTHORITY     retail store services in the field of sporting goods          42        74-695,501        2,074,352
                             and equipment, apparel, footwear, headgear and related
                             goods and services

SPORTS AUTHORITY FOOD,       restaurant services                                           42        74-256,187        2,074,782
SPIRITS AND SPORTS and
Design

                             Exhibit B - The Marks

MARK                         GOODS/SERVICES                                                CL         SER. NO.         REG. NO.
SPORTSAUTHORITY.COM          computerized on-line retail store services featuring          35        75-636,136
                             clothing, footwear, outerwear and headgear; retail            42
                             outlets featuring clothing, footwear, outerwear and
                             headgear; dissemination of advertising for others via
                             an on-line electronic communication network; promoting
                             the goods and services of others by preparing and
                             placing advertisements on a web site accessed through
                             a global computer network; promoting sports teams,
                             competitions and events for others (35); computer
                             services, namely providing information on  clothing,
                             footwear, outerwear and headgear by means of a global
                             computer information network (42)

TEAM SPORTS AUTHORITY        retail store services in the field of sporting goods          42        74-695,505        2,074,355
                             and equipment, apparel, footwear, headgear and related
                             goods and services in Class 42

TENNIS AUTHORITY             retail store services in the field of sporting goods          42        74-695,511        2,076,214
                             and equipment, apparel, footwear, headgear and related
                             goods and services

THE SPORTS AUTHORITY         retail store services featuring  sporting equipment           42        73-736,556        1,527,526
                             and clothing

THE AFFILIATE AUTHORITY      promoting the goods and services of others through            35        76-176,168
                             partnership marketing programs, providing access to a
                             partnership marketing network of merchants and other
                             businesses; and computerized on line retail store
                             services featuring clothing, footwear, outerwear and
                             headgear.

THE AUTHORITY ON SPORTING    rental of sporting goods, including protective                41        75-136,153        2,101,178
GOODS                        clothing and equipment; retail store services in the          42
                             fields of fitness, sporting goods and equipment,
                             apparel, footwear, headgear and related goods.

THE BICYCLE AUTHORITY        repairs and maintenance of bicycles in International          37        74-471,949        2,003,381
                             Class 37; retail store services in the field of               42
                             bicycles and related accessories in International
                             Class 42

THE CLUB AUTHORITY           management of recreation and fitness clubs of others;         35        74-708,805        1,999,520
                             and business consulting services relating to health,
                             recreation and fitness clubs

THE KNIFE AUTHORITY          retail store services featuring sale of sporting goods        42        74-596,250        1,963,911
                             and equipment,  footwear and clothing

THE LEAGUE AUTHORITY         retail outlets featuring clothing, footwear, outerwear        35        76-054,340
                             and headgear; advertising for others; sales promotion
                             for others.

THE LOW PRICE AUTHORITY      retail store services comprising sale of sporting             42        74-595,324        1,937,000
                             goods and equipment, footwear and clothing

THE OUTLET AUTHORITY         retail outlets featuring clothing, footwear, outerwear        35        76-176,169
                             and headgear; advertising for others; sales promotion
                             for others.
THE SHOE AUTHORITY           retail store services in the field of  sporting goods         42        74-622,104
                             and equipment, apparel,  footwear and related products
                             and accessories

                             Exhibit B - The Marks

MARK                         GOODS/SERVICES                                                CL         SER. NO.         REG. NO.
THE SKI AUTHORITY            retail store services featuring ski equipment and             42        74-116,271        1,688,221
                             clothing

THE SPORTS AUTHORITY         ladies apparel, namely shirts, and mens apparel,              25        74-362,909        1,821,430
                             namely hats, visors, pants, shirts, shorts and swim
                             trunks

THE SPORTS AUTHORITY         athletic tape and pre-wrap; balls, bats and gloves for        28        75-076,695
                             games; body-building machines; fishing hooks and
                             tackle; hand, knee and elbow guards for sports use;
                             nets for sports; protective paddings for sports;
                             racket strings for tennis, badminton, squash and
                             racquetball; toy figures, inflatable ride-on toys,
                             plush toys, and water-squirting toys; wax for skis.

THE SPORTS AUTHORITY         for computer services, namely interactive on-line             42        75-076,694        2,102,208
                             publications in the fields of sporting goods and
                             equipment, apparel , footwear, headgear and related
                             goods and services

THE SPORTS AUTHORITY         16: scorebooks, instruction guides and books in the           16        75-076,675        2,071,449
                             fields of sports, exercise, fitness and recreation;           18
                             clip boards; printed forms; printed matter, namely art        24
                             pictures, art prints, bags for merchandise packaging,         25
                             calendars, gift certificates, illustrations, price            26
                             tags, and magazines in the fields of sports, exercise,        35
                             fitness and recreation; score cards; stationery. 18:          36
                             bags for travel and sports. 24: towels. 25: clothing,
                             namely shirts, tops, pants and shorts; head wear;
                             hosiery; sweat bands. 26: shoe laces. 35: advertising
                             for others;  import-export agency; marketing research;
                             purchasing agents; sales promotion for others;
                             promoting sports teams, competitions and events for
                             others; 36: sponsoring sports teams, competitions and
                             events for others

THE SPORTS AUTHORITY         stringing and re-gripping racquetball, squash and             37        75-501,083        2,274,172
                             tennis racquets, sizing and drilling bowling balls,           39
                             line winding for fishing reels, customizing arrows for        40
                             archery, sighting of firearms (37); parcel delivery;
                             delivery of goods by truck and van (39); and assembly
                             of goods for others (40).

THE SPORTS AUTHORITY         telephone calling card services                               36        75-521,226        2,249,780

THE SPORTS AUTHORITY         credit card services                                          36        75-539,949        2,333,857

THE SPORTS AUTHORITY &       retail store services featuring  sporting equipment           42        73-736,555        1,529,035
Design                       and clothing

THE SPORTS AUTHORITY DIRECT  electronic retailing services via a global computer           35        76-133,396
                             network, direct mail advertising and mail order
                             services, all in the fields of sporting goods and
                             equipment, apparel, footwear, headgear and related
                             goods and services

                             Exhibit B - The Marks

MARK                         GOODS/SERVICES                                                CL         SER. NO.         REG. NO.
THE SPORTS AUTHORITY         electronic retailing services via a global computer           35        76-133,997
DIRECT YOUR 24/7 SPORTS      network, direct mail advertising and mail order
STORE                        services, all in the fields of sporting goods and
                             equipment, apparel, footwear, headgear and related
                             goods and services

THESPORTSAUTHORITY.COM       computerized on-line retail store services featuring          35        75-636,870
                             clothing, footwear, outerwear and headgear; retail            42
                             outlets featuring clothing, footwear, outerwear and
                             headgear; dissemination of advertising for others via
                             an on-line electronic communication network; promoting
                             the goods and services of others by preparing and
                             placing advertisements on a web site accessed through
                             a global computer network; promoting sports teams,
                             competitions and events for others (35); computer
                             services, namely providing information on  clothing,
                             footwear, outerwear and headgear by means of a global
                             computer information network (42)

TSA.COM                      mens and ladies apparel, namely shorts, pants, shirts,        25        75-925,065
                             hats, caps, visors, hosiery and outerwear (25); balls,        28
                             bats and gloves for games, protective guards and              35
                             paddings for sports, toy figures, inflatable ride on          42
                             toys, plush toys, and water-squirting toys (28);
                             retail store services featuring apparel, footwear,
                             headgear, sporting goods and equipment, collectibles,
                             gifts and related goods and services, computerized
                             on-line retail store services featuring apparel,
                             footwear, headgear, sporting goods and equipment,
                             collectibles, gifts and related goods and services,
                             cooperative advertising  (35); rental of sporting
                             goods, bicycles and protective clothing and equipment
                             (41); computer services, namely providing information
                             on apparel, footwear, headgear, sporting goods and
                             equipment, collectibles, gifts and related goods and
                             services by means of a global computer information
                             network (42).

YOUR ONLINE AUTHORITY        retail store services featuring apparel, footwear,            35        76-083,584
                             headgear, sporting goods and equipment, collectibles,
                             gifts and related goods and services, computerized
                             on-line retail store services featuring apparel,
                             footwear, headgear, sporting goods and equipment,
                             collectibles, gifts and related goods and services,
                             cooperative advertising

YOUR SUMMER AUTHORITY        retail store services featuring apparel, footwear,            35        76-083,583
                             headgear, sporting goods and equipment, collectibles,
                             gifts and related goods and services, computerized
                             on-line retail store services featuring apparel,
                             footwear, headgear, sporting goods and equipment,
                             collectibles, gifts and related goods and services,
                             cooperative advertising

                             Exhibit C - The Names

Domain Name                      Reg. Date       Registrar          Pointed At

[*]                              [*]             [*]                [*]

                                   EXHIBIT D
                                   ---------

                             Non-Shopping Features

(a) Employment Opportunities - At the TSA Stores or at Licensor's offices. Licensee shall furnish technology to allow Licensor to update as frequently as Licensor desires.

(b) Public Financial Information SEC Filings and Annual Reports - SEC filings shall be provided by a link so long as the government (or Licensor) makes such filings available at no cost. Both SEC filings and annual reports shall be provided only if available in portable document format; in the alternative, Licensee shall provide such information to Customers as received from Licensor's investor relations or legal departments, in a form and format in as agreed upon by the Parties.

(c) TSA Store Locator - to be updated as such information changes and is received from Licensor.

(d) Licensor's Corporate Information - to be updated as such information changes and is received from Licensor.

(e) Licensor's Community Programs - to be updated as such information changes and is received from Licensor.

(f) Press Releases - Licensee shall furnish technology to allow Licensor to update and post Licensor's Press Releases on the TSA.com Site directly. Licensor shall be able to post its press releases on the TSA.com Site as it desires. Unless the Parties otherwise agree to the contrary, this feature and such press releases shall deal with Licensor and the TSA Stores, and not with Licensee or the TSA.com Site.

(g) "Contact Us" Section for TSA Stores (rather than TSA.com Site) to be updated as such information changes and is received from Licensor.

                                   EXHIBIT E

[*]

                                   Exhibit F
                  Three Tier Approval Process for Advertising
                  -------------------------------------------
                        and Promoting the TSA.com Site
                        ------------------------------

Except with respect to any proposed sublicense, newly coined trademark or service mark, or proposed alterations of the Marks, all of which shall be governed first by Article 2 of the License and E-Commerce Agreement, there shall be three tiers of online and/or offline promotional or advertising agreements or arrangements that Licensee may enter into with Advertising and Marketing Partners of Licensee for the TSA.com Site, and corresponding three tier approval process.

[*]

                                   Exhibit G
                          Functionality and Features
                          --------------------------

Shop by Brand
Search by Keyword or Online Item Number
Browse Category/Family/Item
The Outlet Authority
Gift Shop
Professional and Collegiate Licensed Goods Shops
Group Sales
Product Presentation
Related Products
"Info Zone" Tips & Guides
Product Comparison
Shopping Cart
Online Checkout with Secure Ordering
Email Notification of Orders
Order Tracking
User Login/Registration
User Profile Management Reporting Tools for Site Performance, Sales and Traffic 24 /7 Real Time Customer Service Via Toll-Free Telephone
Affiliate Program
Gift Giving Functionality (including Gift Certificates)
Order Processing (including tax and shipping costs configurators)
Discount entry
Shipping Information
Non-shopping Content (as described in Exhibit D)
"About Us"
Privacy Policy

                                   EXHIBIT H
[*]

                                   EXHIBIT I

                       Order Processing and Fulfillment
                       --------------------------------


 .    Order Receipt, Confirmation and Processing
 .    Establishment of Terms and Conditions of Sale of Merchandise
 .    Credit Card Authorization and Processing
 .    Inventory, Receipt, Control and Management
 .    Pick, Pack and Ship Orders
 .    Shipping Management and Tracking
 .    Returns Processing

                                   Exhibit J


[*]

                                   Exhibit J1


[*]

                                 EXAMPLE "J-1"

[*]

                                 EXAMPLE "J-2"

[*]

                                 EXAMPLE "J-3"

[*]

                                 EXAMPLE "J-4"

[*]

                                  EXHIBIT "K"

                      Site Security and URL Registration


 .    SSL Certificates.  These certificates are used for secure e-commerce
     ----------------
transactions. The certificates certify that the customer is giving their personal information to a site which indeed is an authorized representative of the store where they are shopping. Verisign is the certification body and will need to contact an officer within the company regarding our request for these SSL certificates as a third party.

               Main store url (domain):            www.thesportsauthority.com

Internic registrant company name for this domain:  The Sports Authority, Inc.
                              Company address:     3383 North State Road 7
                                                   Ft. Lauderdale, FL 33319

(Corporate contact must be an officer in the company named above who has sufficient authority to approve the validity of GSI's request to represent the said company in e-commerce transactions)

                              Corporate contact:  [*]
                                          Title:  [*]
                                          Phone:  [*]
                                          Fax:    [*]

Dun and Bradstreet number for above company:      [*]


 .    DNS.  DNS is the Internet address system which allows a customer to reach
     ---
the the new store via the desired URL such as www.store.com. This needs to be
                                              -------------
hanged at least one week prior to the expected store launch so that the changes have been propagated to all DNS servers on the Internet. Our policy is to support your existing store ip address on our servers, so that even after the DNS has been updated to point to our servers, your existing site will still be reachable until we have launched the new store.

DNS Technical contact for main URL listed above:    [*]
                              Contact phone:        [*]
                      Contact email address:        [*]

 .    Email aliases.  These are the email aliases which customers will use
     -------------
associated with the e-commerce store such as customersupport@domain.com. If your
                                             --------------------------
company uses this domain for mail, you need to add forwarding for the listed email aliases below that will point to the corresponding mailbox on our servers.

Email aliases which need to be created on your mail server:

Your mail server    points to       our mail server

[*]

Who to contact for updating company email server with new aliases: Engineer on duty
                                                        Phone:     [*]
                                                        Email:     [*]